Exhibit 2.1

ASSET PURCHASE AGREEMENT
By and Between
ACTIVANT SOLUTIONS INC.
GREENLAND HOLDING CORP.,
and
INTUIT INC.
Dated as of July 2, 2007

i

ii

EXHIBITS

Exhibit 1.01A	Form of Assignment and Assumption Agreement
Exhibit 1.01B	Form of Bill of Sale
Exhibit 1.01C	Form of Transition Services Agreement
Exhibit 2.07	Working Capital Adjustment Examples
Exhibit 4.09	Debt Commitment Letter
Exhibit 5.15(a)	Form of Comparable Offer Letter*
SCHEDULES

Schedule 1.01(a)	Buyer Individuals With Knowledge*
Schedule 4.04	Buyer Non-Contravention Exceptions*

*	Omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

iii

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of July 2, 2007 (the “Agreement”), is by and between Intuit Inc., a Delaware corporation (the “Seller”), Activant Solutions Inc., a Delaware corporation (“Parent”) and Greenland Holding Corp., a Delaware corporation (the “Buyer” and, together with Parent, the “Buyer Parties”). Seller and the Buyer Parties are sometimes referred to as the “Parties” and each individually as a “Party”. All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.
W I T N E S S E T H:
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities, all upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Definitions. The following terms, as used herein, have the following meanings:
     “Accounts Payable” means all accounts payable, notes payable and other payment obligations owed to third parties to the extent exclusively related to the Business for raw materials or supplies or other products received by or services rendered to Seller, together with any unpaid interest or fees due thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing.
     “Accounts Receivable” means all accounts receivable, notes receivable and other rights to payment of Seller to the extent exclusively related to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing.
     “Acquisition Documents” means this Agreement (together with the Exhibits and Schedules), the Transition Services Agreement, the Bill of Sale and the Assignment and Assumption Agreement, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time in accordance with their respective terms.

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with, such first Person.
     “Aggregate Severance Amount” means the aggregate payments that Seller will be required to pay under the Seller Severance Plan or pursuant to Applicable Law, including the WARN Act or similar Applicable Law, (without giving effect to any terminations of (x) employees of Seller and its Subsidiaries other than the Business Employees or (y) any terminations of Business Employees prior to the Closing) to Business Employees who do not receive Comparable Offers, assuming the termination of all such Business Employees by Seller within the later of (such later date, the “Indemnifiable Termination Deadline”) (A) five (5) Business Days after the Closing or (B) such minimum longer time, if any, as required by the Seller Severance Plan or required by Applicable Law (including the WARN Act) applicable to such Business Employee; provided that such amounts shall exclude (a) any “Additional Payment” payable pursuant to Section II.D of the Seller Severance Plan and (b) any severance benefits payable pursuant to the Seller Severance Plan in amounts greater than the guideline amounts set forth in Section II of the Seller Severance Plan.
     “Applicable Law” means any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to a Person or any of its Subsidiaries or any of their respective properties, assets, officers, directors, employees, consultants or agents.
     “Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the Closing Date, to be entered into by Buyer and Seller, in substantially the form attached hereto as Exhibit 1.01A.
     “Bill of Sale” means that certain Bill of Sale, dated as of the Closing Date, to be executed by Seller in favor of Buyer, in substantially the form attached hereto as Exhibit 1.01B.
     “Business” means the business conducted by Seller as of the date hereof that consists of the development, marketing, sale, customization, maintenance and support of the Products and the provision of related services and, for purposes of Article II hereof only, the development, customization, maintenance and support of the Legacy Products and New Products.
     “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.
     “Business Employees” means all of the employees of Seller who work exclusively with the Transferred Assets or the Business (excluding those employees who are listed on Section 1.01(a) of the Disclosure Letter) as of the date hereof, including those on approved leaves of absence, regardless of the payroll on which such individuals appear.
     “Buyer Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of either of the Buyer Parties to perform their obligations under this Agreement or the other Acquisition Documents to which the Buyer Parties will be a party or to consummate the transactions contemplated hereby or thereby.
     “Cash and Cash Equivalents” means all cash on hand and cash equivalents (excluding Seller Deposits) of Seller and its Subsidiaries (whether or not related to the Business), including currency and coins, negotiable checks, bank accounts, marketable securities, commercial paper, certificates of deposit, treasury bills and money market funds.
     “Closing Date” means the date of the Closing.
     “Closing Working Capital” means the Working Capital of the Business as of the close of business on the Business Day immediately prior to the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collar Amount” means $500,000.
     “Comparable Offers” means employment offers made by Buyer to the Business Employees prior to the Closing Date on the terms and conditions set forth in Section 5.15(a).
     “Competing Business” shall have the meaning set forth in Section 1.01(b) of the Disclosure Letter.
     “Competitively Sensitive Information” means the types of customer, product, and pricing information that is broadly described in Section 1.01(c) of the Disclosure Letter.
     “Contract” means each written or oral contract, agreement, option, lease, license, sale and purchase order, commitment and other instrument of any kind, to which Seller is a party or is otherwise bound, but excluding the Employee Agreements.
     “Covered Software” shall have the meaning set forth in Section 1.01(b) of the Disclosure Letter.
     “Deferred Costs” means all costs related to revenues that are either deferred or unearned as of the respective balance sheet date and that are capitalized on that balance sheet.
     “Deferred Revenue” means all deferred revenues as required to be set forth on a balance sheet prepared in accordance with GAAP.
     “Dollars” means United States Dollars.
     “Domain Names” means URLs and internet domain names.
     “Employee Agreement” means each written agreement between Seller and any Business Employee relating to such Business Employee’s terms and conditions of employment, but excluding offer letters entered into in the ordinary course of business, that are substantially similar to the forms of offer letters that have been made available to the Buyer Parties prior to the date hereof.

     “Employee Plan” means each written and material unwritten plan, program, agreement, arrangement or policy providing for compensation, bonus, commission or other incentive pay, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, vacation, sabbatical, accidental death and dismemberment or other insurance benefits), or other employee benefits or remuneration of any kind, whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and including any funding or investment vehicle, insurance policy or other arrangement for any such Employee Plan (but excluding any Employee Agreement), which is or has been maintained by Seller for the benefit of any Business Employee or in which any Business Employee participates.
     “Environmental Law” means any applicable federal, state or local laws, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments or other Applicable Law relating to pollution, contamination or protection of the environment or natural resources, including those pertaining to (i) reporting, licensing, permitting, investigation, remediating and cleaning up in connection with any presence or release, or the threat of the same, of Hazardous Substances, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.
     “Equipment” means all machinery, equipment, tools, spare parts, all transportation and office equipment, computers, furniture, furnishings, vehicles, and other fixed assets and personal property owned by Seller and used exclusively in connection with the Business (including any and all hard drives, disks, diskettes, tapes or other tangible media), and in the case of any such items which are leased or licensed by Seller, Seller’s leasehold or license interest therein.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any other Person or entity under common control with Seller within the meaning of Section 414 (b), (c), (m) or (o) of the Code and the regulations issued thereunder, as amended.
     “Exhibits” means Exhibit 1.01A, Exhibit 1.01B , Exhibit 1.01C, Exhibit 2.07, Exhibit 4.09, and Exhibit 5.15(a) to this Agreement.
     “GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis, as in effect for the period presented.
     “Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.
     “Governmental Authority” means any federal, state, foreign, local or municipal court, legislature, executive or regulatory authority, agency or commission or other similar governmental entity, authority or instrumentality.

     “Hard Goods Vertical” shall have the meaning set forth in Section 1.01(b) of the Disclosure Letter.
     “Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, chemicals, dangerous substances, toxic or hazardous substances or materials, wastes, asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations (other than as included in accounts payable of a Person), (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.
     “Independent Expert” means Deloitte & Touche, or in the event such firm is unwilling or unable to accept engagement pursuant to Section 2.07(d), a nationally recognized firm of certified public accountants as agreed upon by Seller and Buyer.
     “Intellectual Property” means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:
     (a) copyrights (including unregistered copyrights) in any and all works of authorship (including in any and all Software), and all registrations and applications therefor (collectively, “Copyrights”) and mask work rights;
     (b) trade secrets, know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, source code, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case, to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents (collectively, “Trade Secrets”);
     (c) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”); and

     (d) trademarks, trade names, service marks and registrations and applications therefor (collectively, “Trademarks”).
     “Inventory” means all raw materials, work-in-progress, finished goods, supplies, licenses, packaging materials and other inventories owned by Seller and used or held for use exclusively in connection with the Business.
     “IRS” means the Internal Revenue Service of the United States.
     “Knowledge,” “is aware” or “is not aware” means (a) with respect to Seller, the actual knowledge of the individuals and, as applicable, as to the Sections of this Agreement identified on Section 1.01(d) of the Disclosure Letter and (b) with respect to each of the Buyer Parties, the actual knowledge of the individuals identified on Schedule 1.01(a).
     “Legacy Products” means all products previously sold or released by Seller exclusively in the Business or sold by Eclipse, Inc. and its Subsidiaries (“Eclipse”) (to the extent such products were acquired from Eclipse by Seller prior to the date hereof), and that in either case are no longer commercially available for sale or release.
     “Liability” means any liability or obligation of any kind, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, and regardless of whether the same is required to be disclosed on financial statements.
     “Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, lease, sublease, license, pledge, claim, charge, security interest, transfer restriction, hypothecation or other encumbrance in respect of such asset; provided, however, that any non-exclusive license of Intellectual Property shall not be considered a Lien on such Intellectual Property.
     “Material Adverse Effect” means any event, change, circumstance, effect or fact that, individually, or together with any other event, change, circumstance, effect or fact (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business or (b) has materially adversely affected or would reasonably be expected to materially adversely affect the ability of Seller to perform its obligations under this Agreement or the other Acquisition Documents to which it will be a party or to consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not include the effect of any event, change, circumstance, effect or fact to the extent arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Business operates generally, (2) general economic or political conditions, (3) the announcement or pendency of a proposed transaction with respect to a proposed sale of the Business (including, without limitation, any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, partner or similar relationships or any loss of employees), (4) the failure by the Business to meet any internal projections or forecasts or revenue or earnings predictions in and of itself for any past, current or future period; provided, however, it is acknowledged that this exception does not exclude from the definition of Material Adverse Effect the effect of any underlying changes or events concerning the

Business that cause the Business to fail to meet such projections, forecasts or predictions if such underlying changes or events otherwise constitute a Material Adverse Effect, (5) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, fire, flood, natural disasters or other acts of god occurring after the date hereof or (6) any changes in Applicable Law or accounting rules, provided that such changes, circumstances, events or effects described in the foregoing clauses (1), (2), (5) and (6) do not disproportionately impact the Business in any material respect relative to the other participants in the markets in which the Business operates.
     “New Products” means all products of Seller which are exclusively related to the Business and are currently under development and not yet commercially available for sale or release.
     “Multiemployer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     “Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the ownership, lease and/or operation of the Transferred Assets and the carrying on of the Business as currently conducted by Seller.
     “Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims not yet due or which are being contested in good faith, and for which adequate reserves or other appropriate provisions have been established in the Financial Statements in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business which are either for sums not yet delinquent or are immaterial in amount or are being contested in good faith and (c) other imperfections of title or other encumbrances, if any, which imperfections or encumbrances would not, singly or in the aggregate, materially impair the use or value of the underlying asset.
     “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.
     “Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.
     “Prepayments” means all prepaid assets, exclusive of Seller Deposits, paid by Seller exclusively in connection with the Business, and any claim, remedy or other right related to any of the foregoing.
     “Pre-Closing Product Obligations” means (A) all obligations arising in respect of ancillary product deliverables, professional services, product support or maintenance obligations related to Products sold or licensed on or prior to the Closing Date and required to be performed after the Closing Date, to the extent such obligations arise under any Assumed Contract, and any

Liabilities which may arise in connection with the performance of, or failure to perform, those obligations, and (B) Liabilities relating to any warranty, refund, repair, return, exchange or similar claims with respect to any Products shipped on or prior to the Closing Date.
     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
     “Products” means those products of Seller listed on Section 1.01(e) of the Disclosure Letter.
     “PTO” means the United States Patent and Trademark Office.
     “Registered IP” means all registered Trademarks and registered Copyrights, including any pending applications to register any of the foregoing, owned by the Seller.
     “Seller Deposits” means all deposits to the extent made by Seller exclusively in connection with the Business, and any claim, remedy or other right related to any of the foregoing.
     “Seller Severance Plan” means the Intuit Inc. Severance Plan, as amended and restated effective as of January 1, 2007, in the form made available to Buyer prior to the date hereof.
     “Schedules” means Schedule 1.01(a) and Schedule 4.04 to this Agreement, in the form delivered by Buyer.
     “Software” means all computer programs (including application and operating system programs, objects, modules, routines, code and algorithms) in both source code and object code form and any and all copies in any tangible medium and any and all other tangible embodiments thereof.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company or other entity as to which more than fifty percent (50%) of the outstanding securities having ordinary voting rights or power (and excluding securities having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect Subsidiaries.
     “Taxes” means all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not.

     “Tax Returns” means all returns, declarations, reports, statements, information statement, forms or other documents (including any attachments thereto) filed or required to be filed with respect to any Tax.
     “Transferred Copyrights” means the Copyrights owned by Seller and embodied exclusively within the Products or within any works of authorship used exclusively in, or created exclusively by or for, the Business.
     “Transferred Domain Names” means all of Seller’s right, title and interest in those Domain Names identified on Section 1.01(f) of the Disclosure Letter.
     “Transferred Employees” means Business Employees who accept an offer of employment from Buyer and who begin their employment with Buyer the day following the Closing Date.
     “Transferred Intellectual Property” means, collectively, the Transferred Copyrights, Transferred Trade Secrets and Transferred Trademarks.
     “Transferred Trade Secrets” means any Trade Secrets (i) owned by Seller as of the Closing Date that are embodied exclusively within the Products or used exclusively in the Business and (ii) not embodied or used in or with any other product or service of Seller (other than the Legacy Products and the New Products) that is currently sold or provided or is under development.
     “Transferred Trademarks” means those Trademarks identified on Section 1.01(g) of the Disclosure Letter.
     “Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, to be entered into by the Buyer Parties and Seller, in substantially the form attached hereto as Exhibit 1.01C, as the Parties may mutually agree to amend such form prior to the Closing Date to reflect the provision of Additional Services (as defined therein) and the fees to be paid in connection with such Additional Services, following good faith negotiations among the Parties.
     “Working Capital” means the following, prepared on a basis consistent with the preparation of the Interim Financial Statements: (i) the current assets of the Business (consisting solely of accounts receivable net of all allowances including the allowances for doubtful accounts or bad debts, inventory, deferred costs and prepayments) minus (ii) all Deferred Revenue of the Business; provided, however, that Working Capital shall not include and shall be calculated without taking into account the effect of, if any, notes receivable, and the specified Deferred Revenue and deferred cost balances related to the ODBC and Solar Products for the customers of the Business listed on Section 1.01(h) of the Disclosure Letter. For purposes of the foregoing, balances for accounts receivable, allowances for doubtful accounts or bad debts, inventory, deferred costs, prepayments and Deferred Revenue shall be determined in accordance with GAAP and consistent with Seller’s internal accounting policies.
     “Working Capital Target” means $1,800,000.

     1.02 Index of Other Defined Terms. In addition to these terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section	Page
Acquisition Proposal	Section 5.04	43
Agreement Preamble		1
Alternative Financing	Section 5.20(b)	54
Antitrust Filings	Section 5.07(b)	45
Assumed Contracts	Section 2.01(c)	12
Assumed Liabilities	Section 2.03	15
Audited Financial Statements	Section 5.21	54
Awards	Section 3.13(a)(viii)	29
Business Competitor	Section 5.17	51
Buyer Approvals	Section 4.03	36
Buyer Indemnitees	Section 7.02(a)	57
Buyer Parties Preamble		1
Buyer Preamble		1
Cap	Section 7.02(d)	58
Closing Aggregate Severance Amount	Section 2.07(a)	18
Closing	Section 2.09	21
Confidentiality Agreement	Section 5.03(a)	42
Controlling Party	Section 7.04(b)	60
Credit Agreement	Section 4.09	38
Debt Commitment Letter	Section 4.09	37
Debt Financing Commitment	Section 4.09	37
Debt Financing	Section 4.09	37
Deductible	Section 7.02(c)	58
Determination Costs	Section 2.07(d)	19
Disclosure Letter	Section 3	22
Estimated Closing Working Capital	Section 2.07(b)	18
Examination Period	Section 2.07(c)	18
Excluded Assets	Section 2.02	14
Excluded Liabilities	Section 2.04	15
Final Calculation	Section 2.07(d)	19
Financial Statements	Section 3.14(a)	32
Fundamental Representations	Section 7.01	56
Inbound License Agreements	Section 3.12(f)	27
include	Section 9.12	66
include, without limitation	Section 9.12	66
including	Section 9.12	66
including, without limitation	Section 9.12	66
Indemnitee	Section 7.02(b)	58
Indemnitor	Section 7.02(b)	58
Indenture	Section 4.09	38
Independent Calculation	Section 2.07(d)	19
Interim Financial Statements	Section 3.14(a)	32

Defined Term	Section	Page
Leased Real Property	Section 3.06	23
Legal Actions	Section 3.07	23
Losses	Section 7.02(e)	58
Material Assumed Contracts	Section 3.08(b)	25
Material Contracts	Section 3.08(a)	24
Negotiation Period	Section 2.07(c)	18
Non-Tax Expenses	Section 5.10(a)	46
Notice of Claim	Section 7.03(b)	59
Open Source License	Section 3.12(g)	28
ordinary course of business	Section 9.12	66
ordinary course	Section 9.12	66
Outbound License Agreements	Section 3.12(f)	27
Parent Preamble		1
Parties Preamble		1
Party Preamble		1
Payment Dispute Notice	Section 2.07(c)	18
Permitted Purposes	Section 5.02(b)	41
Possessing Party	Section 5.02(b)	40
Purchase Price	Section 2.06	17
Receiving Party	Section 5.02(b)	40
Relevant Person	Section 5.17	52
Sales Tax	Section 5.10(e)	47
Secondary Purposes	Section 5.19	53
Seller Approvals	Section 3.03	23
Seller Contractual Consents	Section 3.04	23
Seller Indemnitees	Section 7.02(b)	57
Seller Preamble		1
Straddle Period	Section 5.10(b)	46
Termination Date	Section 8.01(b)	61
Third Party Action	Section 7.04(a)	59
Title Cap	Section 7.02(d)	58
Title Representations	Section 7.01	57
Transferred Assets	Section 2.01	12
Unaudited Balance Sheet	Section 3.14(a)	32
Unaudited Financial Statements	Section 3.14(a)	32
Unpaid Severance Amount	Section 5.15(f)	51
WARN Act	Section 3.13(i)	31
ARTICLE II
TRANSFER OF ASSETS
     2.01 Acquired Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent agrees to cause Buyer to acquire from Seller, and Buyer agrees to acquire from Seller, and Seller agrees to sell, transfer, assign and deliver to Buyer, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under the following assets, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”, provided that the assets set forth in clause (s) below shall be a “Transferred Asset” only for the purposes of this Article II):
     (a) all collateral materials, brochures, manuals, promotional materials, sales materials, display materials and product information materials related exclusively to the Business;
     (b) all of the Equipment (including those items listed on Section 2.01(b) of the Disclosure Letter);
     (c) all Contracts that are exclusively related to the Business and are currently used in the operation of the Business, including the Contracts listed on Section 2.01(c) of the Disclosure Letter (the “Assumed Contracts”);
     (d) the real estate leases, subleases, unattached trade fixtures and leasehold improvements for Leased Real Property that are listed on Section 2.01(d) of the Disclosure Letter;
     (e) the Transferred Domain Names;
     (f) the Transferred Trade Secrets;
     (g) the Transferred Copyrights;
     (h) the Transferred Trademarks and associated goodwill;
     (i) all Permits used exclusively in the Business and not otherwise required or used by Seller or its Subsidiaries outside of the Business, but only to the extent transferable or assignable without additional cost to Seller or its Subsidiaries (other than nominal administrative filing fees which shall be paid by Seller);
     (j) all Accounts Receivable;
     (k) all Seller Deposits associated with Assumed Contracts or other Transferred Assets, or related to other Assumed Liabilities;
     (l) all Prepayments associated with Assumed Contracts or other Transferred Assets, or related to other Assumed Liabilities, subject to the proration provisions of Section 5.10(a);
     (m) all lists of current customers, suppliers, resellers and material vendors of the Business and all maintenance, service and support records for such current customers;
     (n) all causes of action, claims, demands, rights (including rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors) and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches occurring on or prior to the Closing

Date which relate exclusively to the Business, Transferred Assets or Assumed Liabilities, exclusive of causes of action, claims and rights which Seller may have under any insurance contracts or policies insuring the Transferred Assets;
     (o) all Inventory;
     (p) all confidentiality, nondisclosure and assignment of invention agreements entered into by Seller or any of its Subsidiaries with any Person other than current or former employees of the Business and relating exclusively to the Transferred Assets or the Assumed Liabilities and other than confidentiality and similar agreements entered into by Seller relating to a potential sale of the Business, the Transferred Assets or the Assumed Liabilities;
     (q) all marketing documents, business records, customer maintenance, service and support records, programmer logs and correspondence, in whatever form (electronic, written or otherwise) related exclusively to the Business, the Transferred Assets or the Assumed Liabilities; provided that such books and records shall expressly not include documents, materials or information which are subject to attorney-client, work product or similar privilege or which were prepared in connection with the transactions contemplated by this Agreement or the sale of the Business, the Transferred Assets or the Assumed Liabilities (other than copies of the Unaudited Financial Statements and the Audited Financial Statements); and provided, further, that, subject to Section 5.03(b), Seller shall be permitted, but shall not be obligated, to retain copies of all such books and records which are Transferred Assets;
     (r) all Software owned by Seller that (i) is embodied in the Products or (ii) used exclusively in the Business;
     (s) all Intellectual Property rights embedded in, and all Software owned by Seller embodied in, the Legacy Products and the New Products;
     (t) personnel records for each Transferred Employee who consents to the transfer of such personnel records;
     (u) (i) copies of the Unaudited Financial Statements and the Audited Financial Statements and (ii) financial records related exclusively to the Business, the Transferred Assets or the Assumed Liabilities that in the ordinary course of business as of the date hereof are located at the Leased Real Property; provided that subject to Section 5.03(b), Seller shall be permitted, but shall not be obligated, to retain copies of all such records;
     (v) all of the assets specifically identified on Section 2.01(v) of the Disclosure Letter; and
     (w) all of Seller’s goodwill in, and going concern value of, the Business and the Transferred Assets.

     2.02 Excluded Assets. Parent, Buyer and Seller expressly understand and agree that all assets of Seller, other than the Transferred Assets (the “Excluded Assets”), shall be excluded from the Transferred Assets, including:
     (a) all assets, tangible or intangible, real or personal that are not specifically identified in Section 2.01 or listed in the relevant sections of the Disclosure Letter corresponding thereto, including (i) all of Seller’s Intellectual Property other than the Transferred Intellectual Property and the Software and Intellectual Property described in Section 2.01(r) and Section 2.01(s), (ii) all other assets used by Seller partially or wholly in businesses of Seller (other than the Business), and (iii) all assets used in connection with Seller’s corporate functions (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Business;
     (b) all Contracts that are not Assumed Contracts;
     (c) all Seller Deposits and Prepayments associated with Contracts that are not Assumed Contracts or are not other Assumed Liabilities;
     (d) all Cash and Cash Equivalents as of the Closing Date;
     (e) all Employee Plans and Employee Agreements;
     (f) the minute books, stock ledgers, accounting records, Tax Returns and other books and records of Seller that are not specifically identified in Section 2.01;
     (g) all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to any of the Excluded Assets or Excluded Liabilities;
     (h) all rights to or claims for refunds of Taxes (including penalties) paid by Seller, including those imposed on property, income or payrolls, to the extent such refunds are attributable to a Pre-Closing Tax Period or the portion of any Straddle Period attributable to the period up to and including the Closing Date;
     (i) all Inventory and supplies which have been used in the Business or which shall have been transferred to customers (including transfers by way of sale) or otherwise disposed of, in each case in the ordinary course of business consistent with past practice prior to the Closing and not in violation of the terms of this Agreement;
     (j) all enterprise software, databases and networks of Seller or its Subsidiaries, including all sales management, engineering, materials, business planning, manufacturing, logistics, finance and accounting systems and any other Intellectual Property that is not exclusively used in the Business by Seller or any of its Subsidiaries;
     (k) all rights of Seller under this Agreement and the other Acquisition Documents; and

     (l) all of the assets specifically identified on Section 2.02(l) of the Disclosure Letter.
     2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of Closing, Parent agrees to cause Buyer to assume, and Buyer agrees to assume, and Parent agrees to cause Buyer to pay, perform, fulfill and discharge, and Buyer agrees to pay, perform, fulfill and discharge, the following Liabilities (the “Assumed Liabilities”):
     (a) all Liabilities arising exclusively out of the Business or related to the Transferred Assets, other than Liabilities expressly named as Excluded Liabilities;
     (b) all Liabilities for breaches by Seller or its Subsidiaries prior to the Closing Date of any Assumed Contract;
     (c) all Liabilities of the Business reflected or reserved against/provided for in the Financial Statements or the Audited Financial Statements;
     (d) all Liabilities under or arising out of the Assumed Contracts that are required to be performed from or after the Closing Date;
     (e) all Liabilities that are expressly assumed by Buyer under Section 5.10 of this Agreement;
     (f) all Liabilities arising out of Buyer’s operations and ownership of the Transferred Assets from and after the Closing Date, including all accounts payable of the Business for services performed or goods delivered from and after the Closing Date;
     (g) all Liabilities to Transferred Employees for services performed on behalf of the Buyer, or any decision by Buyer to hire or terminate such Transferred Employee, in each case with respect to services and decisions from and after the Closing Date; and
     (h) the Pre-Closing Product Obligations.
     2.04 Excluded Liabilities. Except for those Liabilities assumed by Buyer pursuant to Section 2.03 and Section 5.10, Buyer shall not assume and shall not be liable for, and Seller shall retain all Liabilities of Seller and its Subsidiaries (the “Excluded Liabilities”), including:
     (a) all Accounts Payable for services performed, goods delivered or otherwise arising from the operation of the Business on or prior to the Closing Date;
     (b) except as otherwise specifically provided in Section 5.10, any Liability for Taxes attributable to or imposed upon Seller or any of its Subsidiaries (including any Liabilities or obligations under any tax sharing, allocation or indemnity agreements or by reason of being a member of a consolidated group) or attributable to or imposed upon the Business or the

Transferred Assets for any Pre-Closing Tax Period or the portion of any Straddle Period attributable to the period up to and including the Closing Date;
     (c) any (i) Liabilities under Employee Plans and Employee Agreements whether or not such Liability arises prior to, on or after the Closing, (ii) Liabilities (including workers’ compensation) relating to the employment or termination of employment of any Person by Seller or any of its Subsidiaries, (iii) Liabilities arising from events occurring prior to the Closing (including Liabilities for severance, retention, stay, transaction or incentive bonuses or other payments that relate to the transactions contemplated by this Agreement) but excluding Liabilities arising from actions taken by Buyer with respect to the Transferred Employees on or after the Closing, and (iv) Liabilities relating to any Person who is not a Transferred Employee arising prior to, on or after Closing;
     (d) the fees and expenses of counsel, auditors, accountants, consultants, engineers, investment bankers and any other advisor retained by Seller for services rendered in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and the process of selling the Business;
     (e) any Liability under, in connection with, or related to the Excluded Assets;
     (f) any Liability not arising exclusively out of the Business or related to the Transferred Assets;
     (g) any Indebtedness other than capital leases included in the Assumed Contracts;
     (h) any Liability of the Business to Seller or any of its Subsidiaries other than pursuant to this Agreement or the other Acquisition Documents; and
     (i) the Liabilities specifically identified on Section 2.04(i) of the Disclosure Letter.
     2.05 Assignment of Contracts and Rights.
     (a) Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any Assumed Contract or Permit that is intended to be a Transferred Asset, if an assignment or attempted assignment of the same without the consent of any other party or parties thereto would constitute a breach thereof or violation of any Applicable Law or (A) result in any increase in any payment or change in any term, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, which, in the case of (A), (B) or (C) above, is adverse to Seller or, upon transfer, Buyer or any of its Affiliates, and the consent of such party or parties shall not have been obtained on or prior to the Closing. If any such consent is not obtained on or prior to the Closing and as a result thereof Buyer shall be prevented from receiving the rights and benefits with respect to the Transferred Assets intended to be transferred hereunder, then (1) Seller will use its commercially reasonable efforts to (x) cause the full benefits of any such Assumed Contract or Permit to be provided to Buyer, (y) subject to Buyer’s performance pursuant to clause (2) below, hold in trust for, and pay promptly or cause to be paid promptly to, Buyer when received all monies and other properties received by Seller or any of its Subsidiaries under any such Assumed Contract, and (z) enforce at the request of and for the benefit of Buyer, and at Buyer’s expense, any rights of Seller or any of its Subsidiaries arising under any such Assumed Contract or Permit; and (2) in consideration of Seller providing or causing to be provided to Buyer the full benefits thereof, Buyer will use its commercially reasonable efforts to perform and discharge on behalf of Seller, all of Seller’s Liabilities thereunder that are Assumed Liabilities in accordance with the provisions thereof. Subject to Section 5.06, Buyer agrees that Seller shall not have any liability to Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom. Buyer further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached and, except as provided in Section 6.01(g), no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom.
     (b) Following the Closing, the Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly all consents of third parties not obtained on or prior to Closing with respect to Material Assumed Contracts; provided, however, that neither Party nor any of such Party’s Subsidiaries shall be required to pay any consideration therefor other than as provided by Section 5.06. Once each such consent has been obtained, Seller shall promptly sell, assign, transfer, convey and license such Material Assumed Contract to Buyer for no additional consideration. Applicable transfer Taxes in connection with each such sale, assignment, transfer, conveyance and license shall be paid in accordance with Section 5.10(e).
     (c) No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein or in any other Acquisition Document.
     2.06 Purchase Price. The aggregate consideration payable by Buyer to Seller for the Transferred Assets and the Assumed Liabilities shall consist of cash in the amount of One Hundred Million Dollars ($100,000,000) (the “Purchase Price”), as adjusted pursuant to Section 2.07 or Section 7.08.
     2.07 Purchase Price Adjustments.
     (a) As soon as reasonably practicable, but in no event more than nineteen (19) Business Days after the date of this Agreement, Buyer shall notify Seller of the list of Business Employees to whom it has not extended Comparable Offers and the list of Business Employees to whom it has extended Comparable Offers and the terms of such Comparable Offers with respect to cash compensation, title and location of employment and confirmation that the Comparable Offer was made pursuant to an employment letter as described in Section 5.15(a). As soon as reasonably practicable, but in no event more than ten (10) Business Days after receipt of the foregoing notice from Buyer, Seller shall notify Buyer if it believes additional Business Employees should be included on the foregoing lists based on Seller’s analysis of whether Buyer has made Comparable Offers to such Business Employees. Not less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer Seller’s calculation of the Aggregate Severance Amount (the “Closing Aggregate Severance Amount”). The Purchase Price shall be increased dollar for dollar by the amount of the Closing Aggregate Severance Amount. The adjustment to the Purchase Price in this Section 2.07(a) is subject to further adjustment in accordance with Sections 2.07(c) and 2.07(d) below.
     (b) Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimated calculation of the Closing Working Capital (the “Estimated Closing Working Capital”), with reasonable supporting detail as to such calculation. If the Working Capital Target exceeds the Estimated Closing Working Capital by more than the Collar Amount, then the Purchase Price shall be reduced dollar for dollar by the amount by which (i) the Working Capital Target exceeds (ii) the Estimated Closing Working Capital plus the Collar Amount. If the Estimated Closing Working Capital exceeds the Working Capital Target by more than the Collar Amount, then the Purchase Price shall be increased dollar for dollar by the amount by which (i) the Estimated Closing Working Capital minus the Collar Amount exceeds (ii) the Working Capital Target. The adjustments to the Purchase Price in this Section 2.07(b) are subject to further adjustment in accordance with Sections 2.07(c) and 2.07(d) below.
     (c) Buyer shall have thirty (30) days following the Closing Date (the “Examination Period”) to examine the Estimated Closing Working Capital and the Closing Aggregate Severance Amount calculations. If, at any time during the Examination Period, Buyer disputes (i) whether the Estimated Closing Working Capital accurately reflects the Closing Working Capital or (ii) the Closing Aggregate Severance Amount calculation, then Buyer may deliver to Seller a notice of dispute setting forth in reasonable detail the amount which Buyer believes to be the correct Closing Working Capital and/or the Aggregate Severance Amount and the items in the supporting documentation which form the basis for such dispute (a “Payment Dispute Notice”). Upon the expiration of the Examination Period, if no Payment Dispute Notice has been provided by Buyer during the Examination Period, or if all provided Payment Dispute Notice(s) have been withdrawn by Buyer, then the calculation of the Closing Aggregate Severance Amount pursuant to Section 2.07(a) above and the calculation of the Estimated Closing Working Capital provided pursuant to Section 2.07(b) above shall be deemed accepted by Buyer. However, if upon the expiration of the Examination Period, one or more Payment Dispute Notice(s) has or have been delivered and not withdrawn, then, for a period of twenty (20) Business Days following the end of the Examination Period (the “Negotiation Period”), Buyer and Seller shall negotiate in good faith to attempt to agree on the calculation of the Aggregate Severance Amount and/or Closing Working Capital, as applicable.
     (d) To the extent a Payment Dispute Notice has been delivered and not withdrawn and no agreement pursuant to Section 2.07(c) is reached during the Negotiation Period, then either Buyer or Seller may, within ten (10) Business Days after the end of the Negotiation Period, as applicable, (i) refer any dispute as to the Aggregate Severance Amount to a single arbitrator selected by JAMS in accordance with Section 9.10 of this Agreement and/or (ii) engage the Independent Expert to consider the matters remaining in dispute with respect to the calculation of Closing Working Capital. Such arbitrator and/or Independent Expert shall be directed to deliver its determination of items in dispute which shall include any adjustments required to the calculation of Closing Working Capital or Aggregate Severance Amount (the amount of each thereof as determined by the arbitrator or Independent Expert being an “Independent Calculation”) to Buyer and Seller no later than thirty (30) Business Days following such appointment. The arbitrator or Independent Expert, as the case may be, shall be limited in its engagement and decision to the particular line items and range of amounts set forth in the Payment Dispute Notice(s) and such other disputed matters as to the Aggregate Severance Amount not settled by written agreement during the Negotiation Period, and shall not render a decision on any other matters or any amount outside such disputed range. The decision of the arbitrator or Independent Expert, as the case may be, shall be final and binding upon the Parties. The costs and expenses of such arbitrator or Independent Expert, as the case may be (the “Determination Costs”) shall be borne by Buyer; provided, however, that should the arbitrator or Independent Expert determine that there exists a discrepancy between the Closing Aggregate Severance Amount and the correct Aggregate Severance Amount or between the Estimated Closing Working Capital and the Closing Working Capital, collectively, as set forth in the Final Calculation in excess of $500,000, then the Determination Costs shall be borne by Seller. For purposes of this Agreement, the “Final Calculation” means, as applicable, (x) a definitive written agreement between the Parties on any amount within the Negotiation Period, (y) the Closing Aggregate Severance Amount or any item of the Estimated Closing Working Capital, if a Payment Dispute Notice is not timely delivered with respect thereto or (z) the Independent Calculation. After receipt of the Final Calculation by the Parties:
          (i) If such Final Calculation reflects an Aggregate Severance Amount greater than the Closing Aggregate Severance Amount, then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller the amount by which such Aggregate Severance Amount as reflected in such Final Calculation exceeds the Closing Aggregate Severance Amount;
          (ii) If such Final Calculation reflects an Closing Aggregate Severance Amount greater than the Aggregate Severance Amount, then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer the amount by which such Closing Aggregate Severance Amount exceeds the Aggregate Severance Amount as reflected in such Final Calculation;
          (iii) If such Final Calculation reflects Closing Working Capital greater than the Estimated Closing Working Capital and:
               (A) if the Estimated Working Capital resulted in an increase to the Purchase Price pursuant to Section 2.07(b), then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller the amount by which (i) such Closing Working Capital as reflected in such Final Calculation exceeds (ii) the Estimated Closing Working Capital.
               (B) if the Estimated Working Capital resulted in neither an increase nor a decrease to the Purchase Price pursuant to Section 2.07(b), then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller the amount, if any, by which (i) such Closing Working Capital as reflected in such Final Calculation minus the Collar Amount, exceeds (ii) the Working Capital Target.
               (C) if (1) the Estimated Working Capital resulted in a decrease to the Purchase Price pursuant to Section 2.07(b) and (2) the Working Capital Target exceeds the Closing Working Capital (as reflected in such Final Calculation) by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller the amount by which (i) such Closing Working Capital as reflected in such Final Calculation exceeds (ii) the Estimated Closing Working Capital.
               (D) if (1) the Estimated Working Capital resulted in a decrease to the Purchase Price pursuant to Section 2.07(b) and (2) if the Closing Working Capital (as reflected in such Final Calculation) exceeds the Working Capital Target by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller an amount equal to (i) such Closing Working Capital as reflected in such Final Calculation minus (ii) the Estimated Closing Working Capital, minus (iii) two times the Collar Amount.
               (E) if (1) the Estimated Working Capital resulted in a decrease to the Purchase Price pursuant to Section 2.07(b) and (2) neither the Working Capital Target exceeds the Closing Working Capital (as reflected in such Final Calculation) by more than the Collar Amount, nor the Closing Working Capital (as reflected in such Final Calculation) exceeds the Working Capital Target by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Buyer shall pay to Seller an amount equal to the amount of the decrease to the Purchase Price made pursuant to Section 2.07(b);
          (iv) If such Final Calculation reflects Closing Working Capital less than the Estimated Closing Working Capital and:
               (A) if the Estimated Working Capital resulted in a decrease to the Purchase Price pursuant to Section 2.07(b), then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer the amount by which (i) the Estimated Closing Working Capital exceeds (ii) such Closing Working Capital as reflected in such Final Calculation.
               (B) if the Estimated Working Capital resulted in neither an increase nor a decrease to the Purchase Price pursuant to Section 2.07(b), then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer the amount, if any, by which (i) the Working Capital Target exceeds (ii) the Closing Working Capital as reflected in such Final Calculation plus the Collar Amount.
               (C) if (1) the Estimated Working Capital resulted in an increase to the Purchase Price pursuant to Section 2.07(b) and (2) if the Closing Working Capital (as reflected in such Final Calculation) exceeds the Working Capital Target by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer the amount by which (i) the Estimated Closing Working Capital exceeds (ii) such Closing Working Capital as reflected in such Final Calculation.

               (D) if (1) the Estimated Working Capital resulted in an increase to the Purchase Price pursuant to Section 2.07(b) and (2) if the Working Capital Target exceeds the Closing Working Capital (as reflected in such Final Calculation) by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer an amount equal to (i) the Estimated Closing Working Capital minus, (ii) such Closing Working Capital as reflected in such Final Calculation minus (iii) two times the Collar Amount.
               (E) if (1) the Estimated Working Capital resulted in a increase to the Purchase Price pursuant to Section 2.07(b) and (2) neither the Working Capital Target exceeds the Closing Working Capital (as reflected in such Final Calculation) by more than the Collar Amount, nor the Closing Working Capital (as reflected in such Final Calculation) exceeds the Working Capital Target by more than the Collar Amount, then within two (2) Business Days of delivery of such Final Calculation, Seller shall pay to Buyer an amount equal to the amount of the increase to the Purchase Price made pursuant to Section 2.07(b).
     For purposes of clarity, attached hereto as Exhibit 2.07 are examples illustrating a variety of Purchase Price adjustment scenarios related to Closing Working Capital.
     2.08 Allocation of Purchase Price. As promptly as practicable after the Closing, and in any event within 60 days after Closing, Seller shall have prepared a schedule allocating the Purchase Price among the Transferred Assets in accordance with the rules under Section 1060 of the Code and deliver such schedule to Buyer. Buyer shall then have not more than 30 days to notify Seller in writing of Buyer’s acceptance and adoption of the allocation schedule for its or Parent’s Tax Returns or specify the nature of any reasonable objections Buyer may have. Buyer and Seller shall attempt in good faith to resolve any such Buyer objections to Seller’s allocation schedule. Any issues with respect to the allocation that have not been finally resolved within 120 days following Closing shall be referred to an internationally recognized firm of independent public accountants to which the Seller and Buyer mutually agree, whose determination shall be final and binding upon the Parties. Any costs incurred for the services of such firm shall be split equally between the Buyer Parties and Seller.
     2.09 Closing. The closing of the purchase and sale of the Transferred Assets and the assignment of the Assumed Liabilities hereunder (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, CA 94304 no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place or in such manner as the Parties may agree; provided that the Buyer Parties shall not be required to effect the Closing prior to 45 days after the date of this Agreement (or such earlier date as indicated by Buyer to Seller in writing). At the Closing:
     (a) Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to a bank account designated by Seller;
     (b) Seller shall execute and deliver to Buyer the Bill of Sale;

     (c) Seller and the Buyer Parties shall execute and deliver the Assignment and Assumption Agreement;
     (d) Seller and the Buyer Parties shall execute and deliver the Transition Services Agreement;
     (e) Seller shall execute and deliver the closing certificate contemplated by Section 6.01(h); and
     (f) The Buyer Parties shall execute and deliver the closing certificates contemplated by Section 6.02(g).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that except as qualified by any exceptions or disclosures set forth in the letter dated the date hereof and delivered on the date hereof by Seller to Buyer, which relates to this Agreement and is designated therein as the Disclosure Letter (the Disclosure Letter”):
     3.01 Existence and Good Standing. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on the Business as now being conducted and to own and operate the properties and assets the Business now owns and uses except where such failure would not have a Material Adverse Effect, and (c) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts the Business other than such jurisdictions where the failure to be so qualified, whether singly or in the aggregate, would not have a Material Adverse Effect.
     3.02 Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by Seller and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by the Buyer Parties, will constitute legal, valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     3.03 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental

Approval from any Governmental Authority except for any filings required to be made under the HSR Act (any such Governmental Approvals, the “Seller Approvals”).
     3.04 Non-Contravention. Except as set forth on Section 3.04 of the Disclosure Letter, the execution, delivery and performance of this Agreement and the other Acquisition Documents to which it is a party by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with the certificate of incorporation or bylaws of Seller, (b) assuming receipt of the Seller Approvals, if any, conflict with or constitute a violation of any provision of any Applicable Law or any judgment, injunction or decree of a Governmental Authority binding upon or applicable to Seller, the Business, the Transferred Assets or the Assumed Liabilities, other than the WARN Act or similar Applicable Law or (c) (i) require any consent or notice under, result in a breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, modification or acceleration of any obligation to or right of a third party or loss of any benefit under any Material Assumed Contract (any such consents, the “Seller Contractual Consents), or (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Transferred Assets; except in the case of subclauses (b) and (c) above, where any failure to obtain consents or deliver notices or where such conflicts, violations, defaults, rights of termination, cancellations, modifications, accelerations or losses would not, singly or in the aggregate, have a Material Adverse Effect.
     3.05 Title to Personal Property. Seller has, and, assuming the receipt of all approvals and consents necessary as a result of the consummation of the transactions contemplated hereby, Buyer will at the Closing acquire, good and marketable title to all of the tangible personal property that constitutes the Transferred Assets, in each case, free and clear of any Liens other than (a) Permitted Liens, (b) any restriction expressly contemplated by this Agreement or any of the other Acquisition Documents and (c) any Liens arising out of any actions of the Buyer Parties or their Affiliates.
     3.06 Real Property. Section 3.06 of the Disclosure Letter lists the real property leased or subleased by Seller or any of its Subsidiaries and used or held for use in the Business (the “Leased Real Property”). All of the leases and subleases for the Leased Real Property are in full force and effect and no interests in the leasehold have been assigned, sublet, transferred or conveyed by Seller and Seller is not in receipt of any written notice of default that has not been cured with respect of any of the Leased Real Property. Seller, itself or through a Subsidiary, has a valid leasehold estate or subleasehold estate, as the case may be, in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. Notwithstanding the foregoing, the Parties acknowledge that Seller’s offices located in Alpharetta, Georgia are being occupied by Seller pursuant to an Office Services Agreement and not a lease. Such Office Services Agreement is in full force and effect. Seller does not own any real property exclusively used in connection with the Business.
     3.07 Litigation. Except as set forth on Section 3.07 of the Disclosure Letter, there are no legal actions, lawsuits, charges or arbitrations (collectively, “Legal Actions) pending or, to the Knowledge of Seller, threatened by or against Seller or any of its Subsidiaries (a) for demand amounts or that would otherwise be reasonably likely to result in Liabilities, in each case greater than $100,000, or for any injunctive relief, relating to the Business, the Transferred Assets or the Assumed Liabilities or (b) that seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents. To the Knowledge of Seller, no Governmental Authority or other Person has threatened in writing to commence any such Legal Action. There are no existing orders, judgments or decrees of any Governmental Authority against Seller or any of its Subsidiaries relating to the Business, the Transferred Assets or the Assumed Liabilities.
     3.08 Contracts.
     (a) Section 3.08 of the Disclosure Letter lists each of the following Contracts related to the Business, the Transferred Assets and the Assumed Liabilities (the “Material Contracts”):
          (i) all Contracts (or group of related Contracts) that provided for receipt by the Seller and its Subsidiaries in connection with the Business, the Transferred Assets or the Assumed Liabilities of more than $60,000 in (a) the fiscal year ended July 31, 2006 or (b) the nine month period ended April 30, 2007, excluding any Contracts with customers;
          (ii) all Contracts (or group of related Contracts) between Seller or any of its Subsidiaries and Business customers that individually had a total contract value (excluding maintenance revenue) of $200,000 or more, and were executed in (a) the fiscal year ended July 31, 2006 or (b) the nine month period ended April 30, 2007;
          (iii) the top twenty Contracts (or group of related Contracts) between Seller or any of its Subsidiaries and Business customers with respect to maintenance revenue received by Seller or its Subsidiaries during (a) the fiscal year ended July 31, 2006 or (b) the nine month period ended April 30, 2007;
          (iv) all Contracts (or group of related Contracts) that provided for payment by the Seller in connection with the Business, the Transferred Assets or the Assumed Liabilities of more than $100,000 in (a) the fiscal year ended July 31, 2006 or (b) the nine month period ended April 30, 2007;
          (v) all Contracts relating to the creation, incurrence, assumption or guarantee of any Indebtedness or the creation or incurrence of any Liens (other than Permitted Liens) or the provision of any letter of credit or performance bonds in connection with the Business, the Transferred Assets or the Assumed Liabilities;
          (vi) all Contracts that (a) limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, (b) contain most favored nation or similar provisions in favor of any customer with respect to the Business, or (c) obligate Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service used exclusively in the Business exclusively from a single party or sell any Product exclusively to a single party;

          (vii) all joint venture, partnership or similar Contracts related to the Business, the Transferred Assets or the Assumed Liabilities;
          (viii) all Contracts under which Seller is lessee or sublessee of, or holds or operates any real property owned by any other party exclusively in connection with the Business, the Transferred Assets or the Assumed Liabilities;
          (ix) all Inbound License Agreements and Outbound License Agreements;
          (x) any Contract (or group of related Contracts) with respect to the acquisition or disposition by Seller or any of its Subsidiaries of any product line of the Business for consideration in excess of $250,000;
          (xi) any Contract (or group of related Contracts) related exclusively to the Business reflecting a written material settlement of formerly pending or threatened Legal Actions, other than (i) any settlement agreements for cash (which has been paid) or other consideration (which has been provided) that does not exceed an aggregate fair market value of $100,000 as to such settlement, and (ii) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which there are no continuing obligations, liabilities, rights or limitations (excluding releases) with respect to the use and exploitation of the Transferred Intellectual Property;
          (xii) any Contract related exclusively to the Business that involves the sharing of revenue or profits with other Persons (excluding non-exclusive software licenses entered into with customers of the Business in the ordinary course of business, payments to Business Employees pursuant to Employee Plans or royalties or license fees payable to third parties with respect to rights in Intellectual Property);
          (xiii) any Contract in which the Business acts as a reseller or distributor of products or services of any other Person;
          (xiv) any Contract providing for the lease of capital assets related exclusively to the Business under which Seller or any of its Subsidiaries makes expenditures in excess of $100,000 per year; and
          (xv) all material Contracts between the Business, on the one hand, and any other business or division of Seller or its Subsidiaries or any of their respective directors, officers or stockholders as of the date hereof, on the other hand.
     (b) Each Material Contract that is an Assumed Contract (the “Material Assumed Contracts”) is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, each other Person who is a party thereto, in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity, and except for breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect, neither Seller nor, to the Knowledge of Seller, any other party thereto is in breach, violation or default thereunder. Neither Seller nor any of its Subsidiaries has received any written notice or, to the Knowledge of Seller, verbal notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Assumed Contract. True and complete copies (subject, in certain cases, to the redaction of Competitively Sensitive Information) of each of the Material Assumed Contracts have been made available to Buyer prior to the date hereof.
     3.09 Compliance with Applicable Laws. Except as disclosed in Section 3.09 of the Disclosure Letter, each of Seller and its Subsidiaries has complied with any Applicable Laws relating to the Business and the Transferred Assets, except where the failure to comply would not, singly or in the aggregate, have a Material Adverse Effect.
     3.10 Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates, who will be entitled to any fee, commission or reimbursement of expenses from Buyer, or any Affiliate of Buyer, upon consummation of the transactions contemplated by this Agreement.
     3.11 Tax Matters. Seller has filed on a timely basis all Tax Returns required to have been filed by it or any of its Subsidiaries with respect to the Business and the Transferred Assets and all such Tax Returns are true, complete and correct in all material respects. Seller has paid on a timely basis all Taxes shown thereon as due and payable with respect to the Business and the Transferred Assets. Additionally, with respect to those Taxes described in the preceding sentence of this Section 3.11, neither Seller nor any of its Subsidiaries has received any notice from any Governmental Authority that Seller or such Subsidiary is or may be subject to additional Tax with respect to the Business or the Transferred Assets or has proposed to make or has made any adjustment with respect to Taxes attributable to the Transferred Assets or the Business. Seller has withheld and paid all Taxes required to have been withheld from payments due to any Business Employees. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Business or Transferred Assets. There are no Liens for any Tax on the Transferred Assets, except for Permitted Liens.
     3.12 Intellectual Property.
     (a) Except as set forth in Section 3.12(a) of the Disclosure Letter, neither Seller nor any of its Subsidiaries owns any Domain Names, Patents or Registered IP used exclusively in connection with the Business, the Transferred Assets or the Assumed Liabilities.
     (b) Seller owns, free and clear of any and all Liens, other than Permitted Liens, all Transferred Intellectual Property. Neither Seller nor any of its Subsidiaries has received any written notice, or to Seller’s Knowledge, verbal notice or written or verbal claim, challenging Seller’s ownership of the Transferred Intellectual Property, excluding any claim that has been fully resolved.
     (c) Seller has taken commercially reasonable steps to maintain the confidentiality of all Transferred Trade Secrets of Seller and its Subsidiaries, excluding any information that Seller, in the reasonable exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret. Seller generally enforces a policy that requires all employees and contractors of Seller and its Subsidiaries who are involved in the development of Transferred Intellectual Property to execute non-disclosure and invention assignment agreements substantially in Seller’s standard forms made available to Buyer prior to the date hereof. Neither Seller nor any of its Subsidiaries has disclosed to another Person any material Transferred Trade Secrets of Seller or such Subsidiary, except pursuant to a confidentiality agreement or undertaking, and, to the Knowledge of Seller, no Person has materially breached any such agreement or undertaking.
     (d) To Seller’s Knowledge, the conduct by Seller and its Subsidiaries of the Business, as currently conducted, including the use or commercial exploitation of the Transferred Intellectual Property by Seller and its Subsidiaries in connection therewith, does not infringe upon, misappropriate or violate in any material respect any Intellectual Property of any third party. The conduct by Seller and its Subsidiaries of the Business, as currently conducted, including the use or commercial exploitation of the Transferred Intellectual Property by Seller and its Subsidiaries in connection therewith, does not infringe upon, misappropriate or violate any Intellectual Property of any third party in such a manner as would, individually or in the aggregate, have a Material Adverse Effect. Neither Seller nor any of its Subsidiaries has received any written notice, or to Seller’s Knowledge, any verbal notice or written or verbal claim, asserting that any such infringement, misappropriation or violation is occurring, excluding any claim that has been fully resolved. None of the Transferred Intellectual Property and, to the Knowledge of Seller, no Intellectual Property licensed to Seller or any its Subsidiaries under any Assumed Contract, is subject to any outstanding order, judgment, decree, or court-approved stipulation restricting in any material respect the use or licensing thereof by Seller or such Subsidiary. To the Knowledge of Seller, no third party is misappropriating, infringing or violating any Transferred Intellectual Property, excluding any such misappropriation, infringement or violation that, singly or in the aggregate, would not have a Material Adverse Effect.
     (e) Neither Seller nor any of its Subsidiaries has conveyed, pledged or otherwise transferred ownership of any Transferred Intellectual Property to any other Person.
     (f) Section 3.12(f)(1) of the Disclosure Letter sets forth a complete and accurate list of all agreements (including a generic description of any corporate cross-licenses to which Seller or any of its Subsidiaries is a party) (collectively, the “Inbound License Agreements”) granting to Seller or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with, and is material to, the Business, as currently conducted, excluding commercially available off-the-shelf desktop software that is solely for the internal use of Seller or any of its Subsidiaries, that is not primarily used in conjunction with the development of the Products and that is licensed for a license fee of no more than $100,000 in the aggregate. Section 3.12(f)(2) of the Disclosure Letter sets forth a complete and accurate list of all license agreements (including a generic description of any corporate cross-licenses to which Seller or any of its Subsidiaries is a party) (collectively, “Outbound License Agreements”) under which Seller or any of its Subsidiaries grants any material rights under any Transferred Intellectual Property, excluding non-exclusive, end user licenses granted by Seller or any of its Subsidiaries in the ordinary course of business, substantially in the form of Seller’s standard forms made available to Buyer prior to the date hereof. Except as set forth on Section 3.12(f)(3) of the Disclosure Letter, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or materially modify any of Seller’s or its Subsidiary’s rights or obligations under, any Inbound License Agreement or Outbound License Agreement that is included in the Assumed Contracts.
     (g) Except as disclosed on Section 3.12(g)(1) of the Disclosure Letter, all of the Products were (A) developed by employees of Seller within the scope of their employment, (B) developed by independent contractors who have expressly assigned all of their material rights and interest therein to Seller pursuant to written agreements or (C) otherwise acquired by Seller from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to Seller. At no time during the conception of or reduction to practice of any Transferred Intellectual Property by Seller or any of its Subsidiaries was any developer, inventor or other material contributor to the Transferred Intellectual Property operating under any grants from, or performing research sponsored by, any university, college, other educational institution or research center, as a result of which any such educational institution or research center would have any claim of ownership of any of the Transferred Intellectual Property. Except as disclosed on Section 3.12(g)(2) of the Disclosure Letter, no Products contain any code that is owned by any third party, including any code that is licensed pursuant to the provisions of any “open source” license agreement that requires source code to be distributed or made available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software, including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser/Library Public License (LGPL) or Mozilla Public License (each, an “Open Source License”). None of the Products (including the source code of any such Products), as a result of the intermingling, integration, combination or interaction of code owned by Seller or any of its Subsidiaries with any “open source” software licensed under any Open Source License is, in whole or in part, required to be licensed pursuant to the provisions of any Open Source License.
     (h) Except as disclosed in Section 3.12(h) of the Disclosure Letter, to Seller’s Knowledge no source code of any Products has been licensed or otherwise provided by Seller or any of its Subsidiaries to another Person. Except as disclosed in Section 3.12(h) of the Disclosure Letter, no source code of any Products has been released by Seller or any of its Subsidiaries to another Person, and all such source code at all times has been safeguarded and protected by Seller as a Trade Secret of Seller.
     (i) Except as disclosed in Section 3.12(i) of the Disclosure Letter the Transferred Intellectual Property includes all Intellectual Property owned by Seller and its Subsidiaries embodied in the Products or otherwise used in connection with the Business.
     (j) The Software that is owned by Seller and its Subsidiaries and embedded in the Products functions free of material bugs, defects, viruses and programming errors and performs substantially in accordance with the specifications described in the applicable end user documentation provided to customers of the Business, except for such functional or performance problems that, individually or in the aggregate, would not materially impair the ability of such customers to use a Product.
     (k) Each of Seller and its Subsidiaries is in material compliance with all Applicable Laws and with Seller’s own written policies with respect to the privacy of all current customers of the Business and their personally identifiable information. No claims have been asserted in writing, or, to Seller’s Knowledge, threatened, against Seller or any of its Subsidiaries by any current customer of the Business alleging a violation by Seller or any of its Subsidiaries of the foregoing.
     3.13 Employee Matters.
     (a) Section 3.13(a) of the Disclosure Letter accurately sets forth, with respect to each Business Employee, as of the date hereof:
          (i) such Business Employee’s service date (as such term is used by Seller’s human resources system of record);
          (ii) such Business Employee’s name and title for purposes of Seller’s human resources system of record; provided, however, that Business Employees’ names shall be disclosed to Buyer immediately prior to the date hereof;
          (iii) the total cash compensation, including base pay, bonus and/or commission, received by such Business Employee with respect to services performed in the calendar year ending December 31, 2006;
          (iv) such Business Employee’s status as an exempt or non-exempt employee;
          (v) such Business Employee’s hourly rate for non-exempt employees or base salary for exempt employees, as applicable, as of the date of this Agreement;
          (vi) the estimated value of the target incentive bonus, if applicable, to which such Business Employee will be eligible for the fiscal year ending July 31, 2007;
          (vii) the amount of commissions earned for the twelve-month period ending on the last day of the month that is two months prior to the signing of this Agreement for such Business Employee, if eligible for commissions;
          (viii) a list of all currently outstanding Seller stock options, restricted stock units and other equity-based awards granted to such Business Employee (the “Awards”), the date of the grant, the expiration date and exercise price (where applicable), the number of shares of Seller common stock subject to each Award (including the number of unvested shares), the vesting schedule applicable to each Award and the status of any stock option grant included in the Awards as qualified or non-qualified under Section 422 of the Code;

          (ix) such Business Employee’s office location of employment or, if such Business Employee works remotely, an annotation to that effect;
          (x) whether such Business Employee is currently on an approved leave of absence;
          (xi) such Business Employee’s base salary, adjusted to include Seller’s 2007 merit and adjustment increases, effective August 1, 2007;
          (xii) such Business Employee’s target incentive bonus percentage for fiscal year 2008 effective August 1, 2007 to the extent such target differs from the target described in subsection (vi) above;
          (xiii) the date from which “Years of Service” for each Business Employee is calculated pursuant to the Seller Severance Plan, if that date differs from the Business Employee’s service date as noted in subsection (i) above; and
          (xiv) the “Development Band” of such Business Employee under the Seller Severance Plan.
     (b) Except as disclosed in Section 3.13(b) of the Disclosure Letter, to Seller’s Knowledge, neither it nor any of its Subsidiaries has or reasonably expects to have, any material Liability for its failure to operate or administer any Employee Plan in compliance with the provisions thereof or with Applicable Law and no event has occurred and no condition exists that would subject Seller or its Affiliates, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other Applicable Law. All contributions required to be made with respect to any Employee Plan on or prior to the Closing Date will have been timely made.
     (c) No Employee Plan is a Multiemployer Plan, nor is any Employee Plan subject to Title IV of ERISA. Neither any Employee Plan nor any Employee Agreement provides for any post-employment or post-retirement health, medical or life insurance benefits for any Business Employee, except as required to avoid an excise tax under Section 4980B of the Code.
     (d) Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To Seller’s Knowledge, no condition exists that would reasonably be expected to adversely affect such qualifications.
     (e) There are no pending, or to Seller’s Knowledge, threatened claims or Legal Actions by or on behalf of any Business Employee or otherwise involving any Business Employee’s employment or participation in an Employee Plan (other than routine claims for benefits).
     (f) Section 3.13(f) of the Disclosure Letter sets forth a list of each material Employee Agreement. Except as disclosed in Section 3.13(f) of the Disclosure Letter, Seller has

provided or made available to Buyer summaries of each Employee Plan and true and complete copies of each Employee Agreement.
     (g) Neither Seller nor any of its Subsidiaries has received, with respect to any Business Employee: (i) written or oral notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against or relating to Seller or any of its Subsidiaries, (ii) written or oral notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or (iii) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation or other Legal Action with respect to or relating to Seller or any of its Subsidiaries or written or oral notice that such investigation or other Legal Action is in progress and, to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such investigation or Legal Action.
     (h) Neither Seller, its Subsidiaries nor any Business Employee is bound by any collective bargaining agreement applicable to any of the Business Employees. There are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting the Business Employees, nor has there been any of the foregoing during the three-year period ending on the date of this Agreement. Seller has no Knowledge of any labor union organizing activities with respect to any Business Employee, and no labor union, labor organization, trade union, works council, or group of such employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to such Business Employee.
     (i) During the three-year period ending on the date of this Agreement, with respect to the Business, (A) each of Seller and its Subsidiaries is and has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar Applicable Law, and (B) neither Seller nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as such terms are defined in the WARN Act at any site of employment of the Business Employees under any such laws.
     (j) To Seller’s Knowledge, no Business Employee is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer or other Person relating (i) to the right of any such person to be employed or retained by Seller or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Seller or any of its Subsidiaries, or (ii) to the use by or for the benefit of Seller or any of its Subsidiaries of the trade secrets, intellectual property, or confidential or proprietary information of others. As of the date of this Agreement, to Seller’s Knowledge, no (x) Business Employee or (y) independent contractor of the Business who has a relationship under a Material Contract has given notice to Seller or any of its Subsidiaries of his, her or its intent to terminate his, her or its employment or service relationship with Seller or any of its Subsidiaries or to not accept an offer of employment from or offer to enter into a business relationship with Buyer.

     (l) Section 3.13(l) of the Disclosure Letter lists, as of the date hereof, each employee of Seller and its Subsidiaries who is not a Business Employee and who works primarily with the Transferred Assets, the Assumed Liabilities or the Business.
     3.14 Financial Information.
     (a) Attached hereto as Section 3.14 of the Disclosure Letter are copies of: (i) the unaudited balance sheet of the Business as of July 31, 2004 (the “Unaudited Balance Sheet”), (ii) the unaudited balance sheets of the Business as of July 31, 2005 and July 31, 2006, and the related unaudited statements of operations, invested equity and cash flows of the Business for the 12-month periods then-ended, respectively (collectively, the “Unaudited Financial Statements”), and (iii) the unaudited balance sheet of the Business as of April 30, 2007, and the related unaudited statements of operations and cash flows of the Business for the nine months then ended (the “Interim Financial Statements”, and together with the Unaudited Balance Sheet and the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared based on the books and records of Seller. The Unaudited Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of accompanying notes that are required to be in conformance with GAAP) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as of the respective dates indicated or for the respective periods. The Interim Financial Statements (x) have been prepared in accordance with GAAP except for the omission of accompanying notes that are required to be in conformance with GAAP and of certain expenses related to, among other things, the allocation of corporate overhead and the participation of Business Employees in certain Seller share-based compensation plans, and (y) except for those items noted in (x) above, fairly present, in all material respects, the financial position of the Business as of the date indicated, and the results of its operations and its cash flows for the period indicated. The Financial Statements do not reflect the assets, liabilities, revenues and expenses that would have resulted if the Business had operated on a stand-alone basis or as an unaffiliated independent company.
     (b) There are no Liabilities of Seller or any of its Subsidiaries exclusively relating to the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than such Liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred since April 30, 2007 in the ordinary course of business consistent with past practice, (iii) for Taxes imposed on income, (iv) omitted from the Interim Financial Statements as noted in Section 3.14(a) above or (v) that are not material to the Business.
     3.15 Absence of Certain Changes. Except as set forth on Section 3.15 of the Disclosure Letter, between April 30, 2007 and the date of this Agreement, (1) the Business has been conducted in the ordinary course consistent with past practice, (2) there has not occurred any events, changes, circumstances, effects or facts that, individually or in the aggregate, have had a Material Adverse Effect, and (3) there has not been:
     (a) any creation, assumption or sufferance of the existence of any Lien on any of the Transferred Assets, other than Permitted Liens;

     (b) any material waiver, material amendment, termination or cancellation of any Material Assumed Contract or any relinquishment of any material rights thereunder by Seller or any of its Subsidiaries, other than, in each such case, actions taken in the ordinary course of business consistent with past practice;
     (c) any material change by Seller or any of its Subsidiaries in its accounting principles, methods or practices or in the manner it keeps its accounting books and records relating to the Business, except any such change required by a change in GAAP;
     (d) any material damage, destruction or other casualty loss of the Transferred Assets, whether or not covered by insurance;
     (e) any sale, assignment, license, transfer or other disposition of any material tangible assets of the Business, except for sales and non-exclusive licenses of products and services to customers entered into in the ordinary course of business and consistent with past practice;
     (f) any cancellation of any material debts or claims of the Business, except in the ordinary course of business and consistent with past practice;
     (g) any sale, assignment, license, transfer or other disposition of any Transferred Intellectual Property, in each case, other than non-exclusive licenses of products and services to customers entered into in the ordinary course of business and consistent with past practice;
     (h) except in the ordinary course of business or as required by Applicable Law, any material increase in the salaries, compensation and any other payments offered or payable to any Business Employee; or
     (i) any agreement by Seller or any of its Subsidiaries to take any of the actions specified in paragraphs (a) through (h) above.
     3.16 Product Warranties. Section 3.16 of the Disclosure Letter sets forth copies of Seller’s standard product warranties currently in effect with respect to sale of the Products. There have not been any material deviations from such warranties that would obligate Seller or any of its Subsidiaries to provide products or services inconsistent with the relevant specifications for the Products, and no material written claims have been made or, to the Knowledge of Seller, are currently threatened under any product warranties, whether standard, non-standard or negotiated, that have not been resolved.
     3.17 Customers and Suppliers.
     (a) Section 3.17(a) of the Disclosure Letter lists the names of the twenty largest customers to whom the Business sold Products during (a) the fiscal year ended July 31, 2006 and (b) the nine month period ended April 30, 2007, based on total contract value (excluding maintenance revenue).
     (b) Section 3.17(b) of the Disclosure Letter lists the names of the twenty largest customers of the Business based on maintenance revenue during (a) the fiscal year ended July 31,

2006 and (b) the nine month period ended April 30, 2007. Since July 31, 2006, no such customer has: (i) stopped or indicated an intention to stop doing business with the Business, or (ii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to do business with the Business.
     (c) Section 3.17(c) of the Disclosure Letter lists the names of the twenty largest suppliers or service providers from whom the Business has purchased, or Seller and its Subsidiaries have purchased on behalf of the Business, supplies and services during (a) the fiscal year ended July 31, 2006 and (b) the nine month period ended April 30, 2007, measured by dollar volume of purchases. Since July 31, 2006, no such supplier has: (i) stopped or indicated an intention to stop trading with or supplying the Business, or (ii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to trade with or supply the Business.
     (d) Except as set forth in Section 3.17(d) of the Disclosure Letter, since August 1, 2006 and through the date of this Agreement, none of Seller and its Subsidiaries has been involved in any material dispute with (i) any customer set forth in Section 3.17(a) or 3.17(b) of the Disclosure Letter, or (ii) any supplier or service provider set forth in Section 3.17(c) of the Disclosure Letter with respect to products or services provided exclusively to the Business, that has not been resolved.
     3.18 Condition of Equipment. All Equipment has been maintained in accordance with industry practice and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for Equipment of comparable age and type.
     3.19 Inventory. All Inventory is new and saleable in the ordinary course of business in all material respects, except for obsolete materials and materials of below standard quality, which have been written down in the Financial Statements to realizable market value or for which adequate reserves have been provided for therein. All Inventory was purchased, acquired or produced in the ordinary course of business and in a manner consistent with the Business’ regular inventory practices.
     3.20 Environmental.
     (a) Seller has no Knowledge of the presence of any Hazardous Substance at any of the Leased Real Property in material violation of any applicable Environmental Law relating to the Leased Real Property. To Seller’s Knowledge, no Hazardous Substances have been released at any of the Leased Real Property or in connection with the Business, except as have not, individually or in the aggregate, had a Material Adverse Effect.
     (b) There is no pending, or to the Seller’s Knowledge threatened, Legal Action under or relating to any Environmental Law that relates to the Business, the Transferred Assets or the Assumed Liabilities and no notice of any violation of, or Liability under, any Environmental Law relating to the Business, the Transferred Assets or the Assumed Liabilities has been received by the Seller or any of its Subsidiaries, except where the existence of such action or the receipt of such notice has not, individually or in the aggregate, had a Material Adverse Effect.

     3.21 Permits. Section 3.21 of the Disclosure Letter lists all material Permits, and except as disclosed in Section 3.21 of the Disclosure Letter, all such Permits are in full force and effect in all material respects. Seller and its Subsidiaries have conducted the Business in material compliance with all material terms and conditions of the Permits.
     3.22 Sufficiency of Assets. The Transferred Assets and the services and benefits provided under the Transition Services Agreement collectively constitute sufficient assets, properties, and rights reasonably necessary to enable Buyer, following the Closing, to operate, in all material respects, the Business in substantially the same manner as such Business was conducted prior to the date hereof, assuming that the Buyer has the ability to provide all corporate level services similar to the type currently being provided by Seller to the Business, including human resources, payroll, legal, corporate development, finance, accounting, procurement and information technology, and assuming that the Buyer does not require the continuing services of any Business Employee that is not a Transferred Employee.
     3.23 Accounts Receivable. All of the Accounts Receivable represent bona fide transactions and arose from transactions in the ordinary course of business. No such Accounts Receivable has been pledged or assigned to any other Person.
     3.24 Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS ARTICLE III (WHICH MAY BE RELIED UPON BY BUYER), ALL OF THE TRANSFERRED ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TRANSFERRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, AND EACH BUYER PARTY HAS RELIED ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE TRANSFERRED ASSETS ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, each of the Buyer Parties, jointly and severally, hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:
     4.01 Existence and Good Standing. Such Buyer Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its business as now owned and operated by it, except where such failure would not have a Buyer Material Adverse Effect, and (c) is qualified to conduct business and is in good standing in each jurisdiction in which it conducts business other than such jurisdictions where the failure to be so qualified, whether singly or in the aggregate, would not have a Buyer Material Adverse Effect.
     4.02 Authorization and Enforceability. The execution, delivery and performance by such Buyer Party of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Buyer Party’s powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by such Buyer Party, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by Seller, will constitute legal, valid and binding agreements of such Buyer Party, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     4.03 Governmental Authorization. The execution, delivery and performance by such Buyer Party of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval from any Governmental Authority except for any filings required to be made under the HSR Act (any such Governmental Approvals, the “Buyer Approvals”).
     4.04 Non-Contravention. Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement and the other Acquisition Documents to which it is a party by such Buyer Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with the certificate of incorporation or bylaws of such Buyer Party, (b) assuming receipt of the Buyer Approvals, if any, conflict with or constitute a violation of any provision of any Applicable Law or any judgment, injunction or decree of a Governmental Authority binding upon or applicable to Buyer or (c) require any consent or notice under, result in a breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, modification or acceleration of any obligation to or right of a third party or loss of any benefit under any material Contract to which such Buyer Party is a party; except in the case of subclauses (b) and (c) above, where any failure to obtain consents or deliver notices or where such conflicts, violations, defaults, rights of termination, cancellations, modifications, accelerations or losses would not, singly or in the aggregate, have a Buyer Material Adverse Effect.
     4.05 Litigation. There are no Legal Actions pending or, to Parent’s or Buyer’s Knowledge, threatened: (a) by or against any Buyer Party, its respective activities, properties or assets that would reasonably be expected to have a Buyer Material Adverse Effect, or (b) that seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents.
     4.06 Compliance with Applicable Law. Such Buyer Party has complied with any Applicable Laws relating to its business and properties, except where the failure to comply would not, singly or in the aggregate, have a Buyer Material Adverse Effect.

     4.07 Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of such Buyer Party or any of their respective Affiliates, who might be entitled to any fee, commission or reimbursement of expenses from Seller or any Affiliate of Seller, upon consummation of the transactions contemplated by this Agreement.
     4.08 Investigation and Reliance. Such Buyer Party has conducted such investigation and inspection of the Transferred Assets, the Assumed Liabilities, the Business and the Products as it may have deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement. In executing this Agreement, such Buyer Party is relying on its own investigation and on the provisions set forth herein and not on any other statements, presentations, representations, warranties or assurances of any kind made by Seller, its representatives or any other Person. Such Buyer Party acknowledges that the representations and warranties of Seller contained in Article III constitute the sole and exclusive representations and warranties of Seller to the Buyer Parties in connection with this Agreement and the transactions contemplated hereby and that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller. SUCH BUYER PARTY ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN ARTICLE III OF THIS AGREEMENT AS TO THE TRANSFERRED ASSETS AND THE BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH HEREIN, BUYER IS ACQUIRING THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS” BASIS. FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO ANY ESTIMATES, PROJECTIONS OR FORECASTS RELATING TO THE BUSINESS THAT SELLER MAY HAVE MADE AVAILABLE TO THE BUYER PARTIES, SELLER IS NOT MAKING, DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SUCH ESTIMATES, PROJECTIONS OR FORECASTS. SUCH BUYER PARTY ACKNOWLEDGES THAT THERE ARE INHERENT UNCERTAINTIES IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND FORECASTS AND THAT SUCH BUYER PARTY TAKES FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ANY SUCH ESTIMATES, PROJECTIONS OR FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ANY SUCH ESTIMATES, PROJECTIONS OR FORECASTS).
     4.09 Financing. As of the date hereof, the Buyer Parties anticipate that the financing of the transaction contemplated hereby will consist of debt financing (the “Debt Financing”) provided to the Buyer Parties pursuant to the commitment letter among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. and the Buyer Parties dated as of the date hereof (the “Debt Commitment Letter”) and attached hereto as Exhibit 4.09. Buyer has delivered to Seller a true and complete copy of the fully executed Debt Commitment Letter pursuant to which the parties thereto have committed to provide the Debt Financing (the “Debt Financing Commitment”). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer Parties and, to Parent’s or Buyer’s Knowledge, the other parties thereto, and the Debt Financing Commitment thereunder has not been withdrawn or terminated. Assuming the satisfaction of the conditions set forth in Section 6.01, (a) each Buyer Party has no reason to believe, as of the date of this Agreement, that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Debt Commitment Letter and (b) such Buyer Party has no reason to believe, as of the date of this Agreement, that any portion of the Debt Financing to be made available thereunder will otherwise not be available to the Buyer Parties on a timely basis to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach, violation or default or give rise to any right of termination, cancellation or modification under the Debt Commitment Letter, the Indenture, dated as of May 2, 2006, among Parent, Wells Fargo Bank, National Association, and the other parties thereto, as amended from time to time (the “Indenture”) or any other credit facility or financing arrangement of the Buyer Parties (other than, with respect to incurrence of the additional debt financing contemplated by the Debt Commitment Letter, the Credit Agreement, dated as of May 2, 2006, among Parent (as successor by merger to Lone Star Merger Corp., Activant Group Inc. (formerly known as Lone Star Holdings Corp.), Deutsche Bank Trust Company Americas, as Administrative Agent, the other lenders thereto, JPMorgan Chase Bank, N.A. as Syndication Agent, and Lehman Commercial Paper Inc., as Documentation Agent, as amended from time to time (the “Credit Agreement”). The Buyer Parties have fully paid any and all commitment fees or other fees required by the Debt Financing Commitment to be paid by it on or prior to the date of this Agreement. Assuming the satisfaction of the conditions set forth in Section 6.01 and in the Debt Commitment Letter, the Debt Financing, when funded in accordance with the Debt Financing Commitment, will provide the Buyer Parties with funds sufficient to satisfy all of their obligations under this Agreement. The obligations to make the Debt Financing available to the Buyer Parties pursuant to the terms of the Debt Financing Commitment are not subject to any conditions other than the conditions set forth in the Debt Commitment Letter. Nothing in this Section 4.09 or in Section 5.20 shall be construed to limit the obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement, the Parties agreeing and acknowledging that the Closing is expressly not conditioned upon either (x) the Buyer Parties obtaining, or ability to obtain, the Debt Financing or any Alternative Financing or (y) the effectiveness of any amendment to the Credit Agreement necessary to permit the incurrence of the Debt Financing or any Alternative Financing.

ARTICLE V
COVENANTS
     5.01 Operation of the Business Prior to Closing. From the date of this Agreement until the Closing Date, Seller shall use its commercially reasonable efforts to, and use its commercially reasonable efforts to cause its Subsidiaries to, operate the Business in the ordinary course consistent with past practice, maintain relationships with the material customers and suppliers of the Business, retain the services of the Business Employees and keep the tangible Transferred Assets in good repair and condition (ordinary wear and tear excepted). Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except as expressly contemplated by this Agreement or any of the other Acquisition Documents, as set forth on Section 5.01 of the Disclosure Letter or unless Buyer shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), Seller shall not:
     (a) sell, transfer, license, encumber or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Transferred Assets or any interest therein, other than (i) immaterial dispositions of Transferred Assets (other than (A) Transferred Intellectual Property, (B) Transferred Domain Names, and (C) except in the ordinary course of business, the Software and Intellectual Property described in Section 2.01(r) or Section 2.01(s)) and (ii) Inventory sold, disposed of or licensed on a non-exclusive basis to customers in the ordinary course of business consistent with past practice;
     (b) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than any such Contracts entered into in the ordinary course of business (including Contracts with customers or vendors but excluding (i) leases for real property, (ii) vendor or supplier Contracts that are not cancelable by the Buyer Parties or their Subsidiaries on 90 days or less notice or (iii) Inbound License Agreements with payments to third parties borne by Seller, the Buyer Parties or their respective Subsidiaries reasonably expected to exceed $50,000 per year individually or $200,000 per year in the aggregate and not cancelable by the Buyer Parties or their Subsidiaries on 90 days or less notice);
     (c) transfer, assign, materially amend or terminate any Material Assumed Contract or waive or grant any release of a material right in any Material Assumed Contract, other than amendments of customer Contracts in the ordinary course of business;
     (d) grant or announce any increase in the salaries, compensation, bonuses or other benefits payable to any Business Employees, other than (i) as required by Applicable Law, (ii) pursuant to any plans, programs or agreements existing on the date hereof, as may be amended by Seller in the ordinary course of business (iii) pursuant to the implementation of a new company-wide plan, program or arrangement applicable to all or substantially all employees of Seller or (iv) other ordinary increases in salaries, bonuses (including equity-based incentives) or commissions consistent with the past practices of Seller; provided that any such increase in cash compensation set forth in Section 5.01(d)(iv) shall not, in the aggregate, be in excess of five percent (5%) of the current aggregate level of cash compensation payable to Business Employees as of the date hereof.

     (e) make any change in any method of accounting or accounting practice or policy that affects the Business, except as required by GAAP or any change in the accounting practices of Seller generally;
     (f) grant any allowances, sales, concessions or discounts outside the ordinary course of business, collect Accounts Receivables on an accelerated schedule or otherwise outside the ordinary course of business or sell Inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business;
     (g) initiate, compromise or settle any Legal Action with respect to the Business (other than in connection with the enforcement of Seller’s rights under this Agreement), other than Legal Actions with respect to which such settlement does not involve any monetary obligations of Seller or its Subsidiaries in excess of $100,000 and does not include any injunctive or other equitable remedies or any material limitations on the ability of Buyer to use and exploit the Transferred Intellectual Property;
     (h) enter into any Contract that contains any provision that, as a result of the transactions contemplated by this Agreement or the other Acquisition Documents, would (assuming that the other party’s consent or approval is not obtained) result in any penalty, additional payment, forfeiture or other similar Liability that would be payable or suffered by Buyer;
     (i) directly or indirectly engage in, enter into or amend any Contract or Indebtedness with any of the directors, officers, stockholders or other Affiliates of Seller relating exclusively to the Business except in the ordinary course of business; or
     (j) agree or commit to do any of the foregoing.
     5.02 Access to Information; Cooperation.
     (a) Between the date hereof and the Closing, Seller shall provide, and cause its Subsidiaries to provide, to Buyer and its representatives, during normal business hours and upon reasonable prior notice from Buyer, under the supervision of Seller’s personnel and at Buyer’s expense, reasonable access to (i) the books and records of Seller relating exclusively to the Transferred Assets, the Assumed Liabilities and/or the Business in order to conduct a review of the Transferred Assets, the Assumed Liabilities and the Business and (ii) the Leased Real Property and personnel of Seller for transition and integration planning; provided, however, that in no event shall Seller be under any duty to furnish Competitively Sensitive Information; and provided, further, that Seller will not make personnel records (including social security numbers) available for inspection or copying. Further, Buyer shall use reasonable efforts to avoid undue disruption of the Business.
     (b) Subject to the deletion of emails in the ordinary course of business, Buyer shall maintain for six years after the Closing Date all of the books and records pertaining to the Transferred Assets and the Assumed Liabilities, as in existence immediately before the Closing, which are in its possession immediately after the Closing. After the Closing, subject to Section 5.03, Buyer shall provide Seller and its representatives, during normal business hours and upon reasonable notice from Seller, under the supervision of Buyer’s personnel and at Seller’s expense, with reasonable access to such books and records and with the ability to make and retain copies of such books and records solely for the following purposes (the “Permitted Purposes”): (i) to comply with reporting, disclosure, filing or other requirements imposed on the Receiving Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Receiving Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, Legal Action, regulatory or other similar requirements, (iii) to comply with its obligations under this Agreement or (iv) disputes with customers, suppliers, vendors or other commercial relationships.
     (c) Following the Closing, each Party (the “Possessing Party”) will afford the other Party (the “Receiving Party”), its counsel, its accountants and its other representatives, during normal business hours, reasonable access to information relating to the Business, the Transferred Assets and the Assumed Liabilities in the Possessing Party’s possession and, to the extent reasonably requested, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with compliance with the requirements of any Governmental Authority or in connection with any other Permitted Purpose. Following the Closing, each Party shall provide such assistance and cooperation as the other Party or its counsel may reasonably request in connection with any claims or Legal Actions relating to the Business, the Transferred Assets or the Assumed Liabilities (including using its reasonable commercial efforts to make available to the other Party, upon written request, the former (to the extent practicable), current and future officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, other than materials covered by the attorney-client privilege), provided that such duty to assist and cooperate shall be at the cost of the Party making such request.
     (d) No Party shall be required to provide access to or disclose information pursuant to this Section 5.02 where such access or disclosure would violate any Law or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Applicable Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
     (e) Any information owned by a Possessing Party that is provided to a Receiving Party pursuant to this Section 5.02 shall be deemed to remain the property of the Possessing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No information or knowledge obtained by the Buyer Parties or their representatives (including counsel and accountants) pursuant to this Section 5.02 will affect or be deemed to modify any representation or warranty made by Seller herein.

     5.03 Confidentiality.
     (a) Each of the Parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another Party to this Agreement in connection with the transactions contemplated by this Agreement and the other Acquisition Documents pursuant to the terms of the Nondisclosure Agreement dated May 1, 2007 entered into between Seller and Parent (the “Confidentiality Agreement”), and Buyer expressly agrees to be bound thereby as if a party to the Confidentiality Agreement. Seller acknowledges and agrees that Section 7(a) of the Confidentiality Agreement shall not limit the ability of the Buyer Parties to make employment offers to Business Employees in accordance with the terms of this Agreement between the date hereof and Closing and that, in the event the Closing shall occur, the provisions of the Confidentiality Agreement related to the Confidential Information (as defined in the Confidentiality Agreement) acquired by Buyer pursuant to this Agreement and the provisions of Section 7 of the Confidentiality Agreement related to the solicitation of Iceland Business (as defined in the Confidentiality Agreement) employees shall terminate and be of no further force and effect.
     (b) After the Closing Date, Seller agrees, and agrees to cause its Subsidiaries, employees, consultants and advisors, to protect the confidentiality of all material nonpublic information in their possession regarding the Transferred Assets and the Assumed Liabilities using substantially the same degree of care that Seller uses to protect its own confidential information of a similar nature; provided, however, that Seller, its Subsidiaries, employees, consultants and advisors shall not be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of disclosure not authorized by a Buyer Party (A) by Seller or any of its Subsidiaries, employees, consultants or advisors, or (B) to the knowledge of Seller, by any Person in violation of an obligation of a duty of confidentiality, (ii) is required to be disclosed pursuant to the terms of a valid subpoena or any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority or other requirement of any Governmental Authority or Applicable Law, (iii) is reasonably necessary to comply with reporting, disclosure, filing or other requirements imposed by a Governmental Authority, or stock exchange having jurisdiction over Seller, its Subsidiaries, employees, consultants and advisors, (iv) is reasonably necessary for use in any judicial, regulatory, administrative or other proceeding to satisfy any Tax, audit, accounting, Legal Action, regulatory or other similar requirements, and (v) to comply with the obligations of Seller under this Agreement.
     (c) Seller agrees that for a period of one (1) year from and after the Closing Date, Seller shall use its commercially reasonable efforts to enforce at the request of and for the benefit of Buyer, and at Buyer’s expense, any rights of Seller related to the Transferred Assets or the Assumed Liabilities and arising under any nondisclosure and invention assignment agreement between Seller and a Business Employee.
     5.04 Prohibition on Solicitation of Other Acquisition Offers. Seller and its Subsidiaries shall not directly or indirectly, nor shall Seller authorize or permit any of its or its Subsidiaries’ officers, directors, employees, financial advisors, legal counsels, representatives or agents to knowingly: (i) solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably be expected to lead to, a proposal or offer for the sale, assignment, transfer or conveyance of the Business or the Transferred Assets other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), or (ii) engage in negotiations or discussions concerning, or providing non-public information to any Person relating to, any Acquisition Proposal. Seller shall notify Buyer promptly (and in no event later than two Business Days) after the receipt of any bona fide Acquisition Proposal or any request for non-public information relating to any bona fide Acquisition Proposal and communicate to Buyer the fact that such an Acquisition Proposal or request for non-public information was made. Without limiting the foregoing, immediately after the execution and delivery of this Agreement, Seller and its Subsidiaries will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. To the extent it has not previously done so, Seller or its representatives will promptly request the return or destruction of all nonpublic information related to the Business, the Transferred Assets and Assumed Liabilities provided by Seller or its representatives that is subject to any confidentiality agreements (other than the Confidentiality Agreement) in connection with such Person’s consideration of an Acquisition Proposal. Notwithstanding the foregoing, an Acquisition Proposal shall not include any transaction or proposed transaction with Seller in which the Seller’s counterparty would remain obligated to sell the Transferred Assets and Assumed Liabilities to Buyer in accordance with this Agreement.
     5.05 Use of Marks. Seller hereby grants to Buyer a world-wide, non-transferable (other than to Affiliates of Buyer who agree to be bound by the terms of this license), irrevocable, nonexclusive, fully-paid, royalty-free license to utilize the name, trademark or trade name “Intuit Eclipse” for: (i) the Software included in the Transferred Assets and associated in-product screen containing such name, trademark or trade name embedded thereon, (x) with respect to all Products commercially released prior to 90 calendar days after the Closing Date and (y) with respect to all other Software included in the Transferred Assets for a period ending on the earlier of the date falling 90 calendar days from the Closing Date or the date on which Buyer has removed such names, trademarks or trade names from such Software, (ii) manuals, brochures, product packaging, physical media, other collateral documentation included in the Transferred Assets, for the purpose of exhausting the supplies of such items, for a period ending on the earlier of 90 calendar days following the Closing Date or the date on which such supplies have been exhausted, and (iii) stationery, business cards, labels, websites and other similar materials included in the Transferred Assets, for the purpose of exhausting the supplies of such items, for a period ending on the earlier of 60 calendar days following the Closing Date or the date on which such supplies have been exhausted. Buyer’s use of the license granted above shall, in each case, be in a manner generally consistent with Seller’s quality standards in effect immediately prior to the Closing and with Seller’s trademark policy as set forth on Seller’s website immediately prior to the Closing. Buyer agrees that its use of the license granted above shall be solely in connection with the operation of the Business after the Closing Date and for no other purpose. Buyer shall use its commercially reasonable efforts to phase out the use of such names, trademarks or tradenames as promptly as possible following the Closing. The Parties agree that no license is made hereunder of the name, trademark or trade name “Intuit” standing alone.

     5.06 Further Assurances; Consents.
     (a) Subject to the terms and conditions of this Agreement, the Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby including Seller causing any Subsidiary of Seller which may have any right, title or interest in the Transferred Assets or Assumed Liabilities to transfer such Transferred Assets or Assumed Liabilities to Buyer. Notwithstanding the foregoing, no Party shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining the Seller Contractual Consents, Seller Approvals or Buyer Approvals) other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors) reasonably necessary to consummate such transactions or as otherwise expressly contemplated herein.
     (b) Seller shall use its commercially reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain prior to the Closing any Seller Contractual Consent and, in connection therewith, obtain the release of Seller and/or its Affiliates from the Assumed Liabilities under the Assumed Contracts; provided, however, that commercially reasonable efforts by Seller shall not include (a) the payment of any amounts or provision of any other consideration by Seller other than normal out-of-pocket expenses (such as fees of counsel) or (b) the amendment of any provision of, or of any rights under any Material Assumed Contract. Prior to the Closing, Seller will keep Buyer apprised of the status of obtaining such consents on a reasonably current basis. At Closing, Seller shall deliver to Buyer a document identifying the consents with respect to the Material Assumed Contracts, the Leased Real Property and the material Permits that have not been obtained prior to the Closing Date.
     (c) Notwithstanding anything to the contrary set forth herein, neither Seller nor any of its Subsidiaries shall, without the prior consent of Buyer (such consent not to be unreasonably withheld), enter into any amendment, modification or waiver with respect to any of the Material Assumed Contracts set forth in Section 5.06(c) of the Disclosure Letter, in connection with obtaining the Seller Contractual Consent for such Contract, if such amendment, modification or waiver is materially adverse to the Business or materially impairs the ability of the Buyer Parties to conduct the Business following the Closing in substantially the manner in which it was conducted by Seller prior to the Closing.
     (d) Between the date hereof and the Closing, Seller shall use its commercially reasonable efforts to (i) identify each Transition Service (as defined in the Transition Services Agreement) that in Seller’s reasonable discretion, Seller cannot provide because such provision would breach the terms of any existing Contract between Seller and any third party and (ii) if appropriate, assist the Buyer Parties in obtaining the benefits of any such Contract (including assisting the Buyer in obtaining any third party consents necessary for the performance of the Transition Services) or obtaining replacement or substitute agreements that would permit Seller to lawfully perform each such Transition Service. If Seller is still unable to provide such Transition Services, the Parties will negotiate in good faith to determine alternate Transition Services to replace such Transition Service.
     5.07 Filings with Government.
     (a) The Buyer Parties and Seller shall cooperate with one another in taking any reasonable actions by or in respect of, or making any filings with, or obtaining any consents, approvals, authorizations from, Governmental Authorities as are necessary for the consummation of the transactions contemplated by this Agreement.
     (b) As promptly as practicable (and in any event no later than ten (10) Business Days) after the date of this Agreement, each of Buyer and Seller will prepare and file, or cause its “ultimate parent entity” (as defined in the HSR Act) to prepare and file, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties (the “Antitrust Filings”). The Buyer Parties, on the one hand, and Seller, on the other hand, each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.07. Each of the Buyer Parties, on the one hand, and Seller, on the other hand, shall keep each other timely apprised of the status of any communications with, and any inquiries from, the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall promptly comply with any such inquiry or request. Each of the Buyer Parties, on the one hand and Seller, on the other hand, will notify the other promptly upon the receipt of any comments from any government officials in connection with the Antitrust Filings and of any request by any other government officials for amendments or supplements to the Antitrust Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Antitrust Filing. The Buyer Parties shall be jointly and severally responsible for all filing fees for the Antitrust Filings.
     5.08 Public Announcements. Neither the Buyer Parties, Seller nor any of their respective Subsidiaries shall issue any press release or otherwise make any public statements regarding this Agreement or any of the other Acquisition Documents, or the transactions contemplated hereby or thereby, without the prior consent of the other Party, except as may be required by Applicable Law, or listing agreement with or listing rule of a national securities exchange of trading market or inter-dealer quotation system; provided, however, that immediately after the execution of this Agreement, subject to the last sentence of Section 5.15(a), Seller shall be permitted to announce the transaction (including the identity of Buyer) to, and respond to direct inquiries about the transaction from, Business Employees, each without the prior consent of Buyer. If a Party is required by Applicable Law or listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system to make any such public disclosure, the Party required to make the disclosure shall give the other Party prior notice and an opportunity to review the disclosure prior to the public release of information. Seller acknowledges that Buyer intends to file the Agreement with the Securities and Exchange

Commission in order to comply with the terms of the Indenture. Buyer shall give Seller an opportunity to review the disclosure prior to the public release of information.
     5.09 Customer Contacts. Notwithstanding any provision of this Agreement to the contrary, prior to the Closing, Buyer and its representatives shall not contact any of the customers of the Business, without the written consent of Seller (which may be granted or withheld in Seller’s sole discretion), except any such contacts by sales personnel of Buyer and its Affiliates in the ordinary course of business who have not had access to Confidential Information (as defined in the Confidentiality Agreement). To the extent that Seller grants such written consent, none of Buyer or its representatives may contact any such customer without the presence of a representative of Seller.
     5.10 Allocation of Expenses; Tax Matters.
     (a) Allocation of Non-Tax Expenses. All utility charges, telephony and internet access charges, gas charges, electric charges, rents under the leases and subleases set forth in Section 2.01(d) of the Disclosure Letter, water charges, water rents and sewer rents, if any, to the extent related to the conduct of the Business shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year (the “Non-Tax Expenses”). Seller shall be liable for the proportionate amount of such Non-Tax Expenses that is attributable to the period on and prior to the Closing Date, and Buyer shall be liable for the proportionate amount of such Non-Tax Expenses that is attributable to the period following the Closing Date. Any Prepayments transferred to Buyer pursuant to Section 2.01 which are other than Non-Tax Expenses, or for Taxes, if any, shall be similarly allocated. Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.10(a), together with such supporting evidence as is reasonably necessary to calculate the proration amount. Such amount shall be paid by the Party owing it to the other within twenty (20) Business Days after delivery of such statement, unless there is a dispute between the Parties, in which case such disputed amounts shall be paid promptly upon resolution of such dispute. The parties shall attempt to resolve any disputed amounts within the 20 Business Day period following receipt of the statements. If such dispute is not resolved within such period, then the dispute should be resolved in accordance with Section 9.10 of this Agreement.
     (b) Allocation of Property Taxes. All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of the Straddle Period prior to and including the Closing Date and the number of days of the Straddle Period after the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to that portion of the Straddle Period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the portion of the Straddle Period following the Closing Date. Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.10(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within twenty (20) Business Days after delivery of such statement, unless there is a dispute between the Parties, in which case such disputed amounts shall be paid promptly upon resolution of such dispute. The parties shall attempt to resolve any disputed amounts within the 20 Business Day period following receipt of the statements. If such dispute is not resolved within such period, then the dispute should be resolved in accordance with Section 9.10 of this Agreement. Thereafter, Seller shall notify Buyer upon receipt of any bill for personal property taxes relating to the Transferred Assets, part or all of which are attributable to the portion of any Straddle Period following the Closing Date, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers a Pre-Closing Tax Period or the portion of any Straddle Period up to and including the Closing Date, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period or the portion of the Straddle Period up to and including the Closing Date. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.10(b), the other Party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
     (c) Cooperation. As to the Taxes that are subject to Section 5.10(b) from and after the Closing Date, the Parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets and the Business as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Legal Action relating to any Tax Return. The Parties hereto shall cooperate with each other in the conduct of any audit or other Legal Action related to Taxes involving the Business.
     (d) Responsibility for Payment of Taxes. Subject to the other provisions of Section 5.10, Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns for all Post-Closing Tax Periods, shall pay all taxes shown to be due on such Tax Returns, and shall indemnify and hold Seller harmless against, from and in respect of all Taxes to the extent exclusively relating to the Business and the Transferred Assets (i) for any taxable year or period commencing after the Closing Date, and (ii) for any taxable period beginning before and ending after the Closing Date, other than Taxes attributable to the Pre-Closing Tax Period or the portion of any Straddle Period attributable to the period up to and including the Closing Date.
     (e) Sales and Use Taxes. The sales, use, transfer, recording, value-added and any other similar Taxes arising out of the transfer of the Transferred Assets (the “Sales Tax”) shall be split equally between Seller, on the one hand and the Buyer Parties, on the other hand. To the extent permitted by Applicable Law, the Buyer Parties and Seller shall cooperate fully in minimizing the Sales Tax.
     (f) FIRPTA Certificate. At or prior to the Closing, Seller shall deliver to the Buyer Parties a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer Parties and in compliance with the Code and Department of the Treasury regulations, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.
     (g) Disputes. Any dispute arising between the Parties related to the matters set forth in this Section 5.10 shall be resolved in accordance with Section 9.10 and the other applicable provisions of this Agreement.
     5.11 Accounts Receivable. Following the Closing, Seller shall forward to Buyer, promptly upon receipt thereof, any payments of Accounts Receivable that were outstanding on the Closing Date. Promptly following the Closing, the Parties shall cooperate in advising customers to direct to Buyer or its designee any future payments by such customers.
     5.12 Accounts Payable. To the extent that Buyer receives any invoices for accounts payable or statements evidencing amounts owed by Seller to another Person for services performed, goods delivered or otherwise arising from the operation of the Business on or prior to the Closing Date and that is an Excluded Liability, Buyer will promptly deliver such documents to Seller.
     5.13 Refunds and Remittances. After the Closing: (i) if Seller receives any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer and (ii) if Buyer receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller. Seller authorizes and empowers each of the Buyer Parties on and after the Closing Date to receive and open all mail received by such Buyer Party relating to the Transferred Assets and the Assumed Liabilities, and to deal with the contents of such communications in a reasonably proper manner. The Buyer Parties authorize and empower Seller on and after the Closing Date to receive and open all mail received by Seller relating to the Business, the Transferred Assets and the Assumed Liabilities, and Seller shall promptly deliver to Buyer all mail or other communication (electronic, oral, telephonic, or otherwise) received by Seller after the Closing Date pertaining to the Business, the Transferred Assets and the Assumed Liabilities (and Seller may retain copies thereof where it relates to rights, obligations or Liabilities of Seller). To the extent that any of the Buyer Parties receives any mail or packages addressed to Seller or its Subsidiaries and delivered to such Buyer Party not relating to the Transferred Assets or the Assumed Liabilities, such Buyer Party shall promptly deliver such mail or packages to Seller.
     5.14 Bulk Sales Laws. The Parties agree to waive compliance with any provisions of any bulk sales laws in any jurisdiction.
     5.15 Employees.
     (a) Subject to Buyer’s payment obligations pursuant to Section 2.07(a) in lieu of making Comparable Offers, Buyer shall make offers of employment to each Business Employee to be effective as of the Closing. Such offers of employment shall be upon terms and conditions substantially comparable in the aggregate to those applicable to such Business Employees as of immediately prior to the Closing Date, including providing for (i) a place of employment (for a period of one year from the Closing Date) within fifty (50) miles of each Business Employee’s place of employment with Seller as of the date hereof (“Comparable Location”), (ii) with respect to Business Employees who are not in sales, base salary or hourly wages, as applicable, for such Business Employee, and bonus opportunities for such Business Employee, that are, in the aggregate, no less favorable than the aggregate of such compensation and opportunities set forth respectively in Section 3.13(a)(xi) and Section 3.13(a)(vi) (or if higher, (xii)) of the Disclosure Letter, and with respect to Business Employees who are in sales, minimum base salary and sales commission opportunities, as mutually agreed upon by the Parties within ten (10) Business Days following the date of this Agreement (based on revenue generated and historic commissions earned by such Business Employee in sales), plus car allowance, if applicable (“Comparable Compensation”), and a title that is substantially equivalent to the title set forth for such Business Employee in Section 3.13(a)(ii) of the Disclosure Letter (“Comparable Title”). Notwithstanding the foregoing, such offers of employment will provide for employee benefits (including equity participation opportunities) that are substantially comparable to the benefits provided by Buyer to its own similarly situated employees. Such offers of employment shall be made pursuant to offer letters substantially in the form attached hereto as Exhibit 5.15(a) (a “Comparable Job Offer Letter”). For the avoidance of doubt, it is agreed by the Parties that the delivery by Buyer of a signed Comparable Job Offer Letter to a Business Employee shall be deemed an offer of employment to such Business Employee upon terms and conditions substantially comparable in the aggregate to those applicable to such Business Employee as of immediately prior to the Closing Date, if such letter provides for Comparable Location, Comparable Compensation and Comparable Title for such Business Employee and such employee is entitled to employee benefits (including equity participation opportunities) that are substantially comparable to the benefits provided by Buyer to its own similarly situated employees. Employment offered to the Business Employees by Buyer will be “at will” and may be terminated by Buyer or by the employee at any time, with or without cause or advance notice (subject to any written agreements to the contrary made between Buyer and the employee). Buyer shall be solely responsible for any and all Liabilities with respect to the employment, or termination of employment, of the Transferred Employees following the Closing Date. Seller shall take all reasonable steps to assist the Buyer Parties in communicating with each of the Business Employees prior to the Closing Date. Effective as of the Closing, Seller shall waive any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to Business Employees but only to the extent such covenants, provisions or restrictions relate to the Business and would prohibit the Business Employees from accepting employment with Buyer or its Affiliates or continuing in such employment at all without violating any such covenants, provisions or restrictions; provided, however, Seller shall not waive any confidentiality provisions or other similar restrictions to the extent applicable to the Excluded Assets or Excluded Liabilities, simply as a result of becoming a Transferred Employee. Seller shall not, and shall cause its Subsidiaries not to, engage in any activity knowingly intended to discourage any Business Employee from accepting the offer of employment from Buyer or any of its Affiliates, and Seller shall not, and shall cause its Subsidiaries not to, permit any Business Employee to accept employment with any business of Seller or any of its Subsidiaries (other than the Business) after the date hereof and prior to the Closing.

     (b) Subject to Section 5.15(e), on and after the Closing Date, Buyer shall provide to each Transferred Employee, for at least a one-year period starting on the Closing Date, Comparable Compensation for such Transferred Employee, and severance benefits and eligibility for severance benefits that are comparable to the severance benefits and eligibility for severance benefits set forth in the Seller Severance Plan. Seller will cooperate with Buyer in assessing whether a particular employment offer constitutes a Comparable Offer for purposes of this Agreement, without limiting Seller’s authority to make all severance determinations under its Employee Plans and the WARN Act and other Applicable Law. Buyer shall provide to the Transferred Employees employee benefits (including equity participation opportunities) that are substantially similar to the benefits provided by Buyer to its own similarly situated employees. Buyer shall cause Transferred Employees to be credited with their years of service with Seller (or any predecessor entity) for purposes of eligibility and vesting under any employee benefit or fringe benefit plan, program or arrangement maintained or contributed to by Buyer (including, but not limited to, pension or retirement benefits, profit sharing, 401(k), or other benefits but excluding calculation of benefits under any defined benefit formula or equity compensation plan) to the same extent recognized by Seller immediately prior to the Closing Date, and for purposes of determining the amount of benefits under any sick leave, vacation or severance plan, program or arrangement (excluding calculation of benefits under any defined benefit formula) on a going-forward basis. For purposes of coverage under any group health plan after the Closing Date, Buyer shall waive any waiting period and preexisting condition limitations applicable to Transferred Employees under such group health plan to the extent that a Transferred Employee’s condition would not have operated as a preexisting condition limitation under any applicable group health plan of Seller prior to the Closing, and Buyer will take all commercially reasonable actions to ensure that Transferred Employees are given full credit for all pre-Closing co-payments and payments of deductibles made by them under any group health plan for the plan year of Buyer that includes the Closing Date.
     (c) Seller will pay on the Closing Date or on such later date as Seller deems appropriate (provided that Seller shall use commercially reasonable efforts to make all such payments within ninety (90) days after the Closing Date), to each Transferred Employee an amount equal to (A) each Transferred Employee’s projected bonus for the fiscal year ending July 31, 2007 calculated through the Closing Date, subject to such Transferred Employee executing appropriate documentation, (B) any earned but unpaid commissions under all Employee Plans as of the Closing Date and (C) all accrued but unused vacation.
     (d) Seller will cooperate with Buyer to facilitate the logistics of Buyer’s communication with Business Employees for the purposes of communicating post-Closing employment offers and for discussing Business Employees’ employment after the Closing with the Buyer Parties or its Affiliates, including by making Business Employees available from time to time to meet with Buyer’s representatives, subject to reasonable limits to minimize disruption to the Business and to the right of Seller to advance notice and an opportunity to attend and participate in all such meetings.
     (e) Nothing in this Section 5.15, whether express or implied, shall be construed (i) to give any Person other than the Parties to this Agreement any legal or equitable right or remedy under or with respect to this Agreement or any provision of this Agreement, (ii) to give to any Person any legal or equitable right to continued employment or (iii) to constitute an amendment to or modification of any Employee Plan or Employee Agreement.
     (f) Within ninety (90) days after the Closing Date, Seller shall (i) deliver to Buyer a report indicating those Business Employees with respect to which Buyer paid to Seller a portion of the Aggregate Severance Amount and to whom Seller has not actually paid severance benefits prior to such date (the portion of the Aggregate Severance Amount not so paid to such Business Employees, the “Unpaid Severance Amount”), and (ii) pay to Buyer the Unpaid Severance Amount.
     (g) Seller agrees to provide any required notice under the WARN Act and any similar Applicable Law, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees which may result from Seller’s termination of the employment of any Business Employees who do not receive Comparable Offers. Buyer agrees to provide any required notice under the WARN Act and any similar Applicable Law, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees which may result from the termination of such Transferred Employees by Buyer after the Closing Date. During the ninety (90) days following the Closing Date, each of Seller and Buyer shall promptly provide notice to the other Party of any actions which might constitute a “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees resulting from the termination of such Business Employees by Seller or Buyer, as applicable, after the Closing Date.
     5.16 Intracompany Arrangements. All intracompany (payables and receivables) accounts between the Business, on the one hand, and Seller, on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
     5.17 Non-Competition. Seller agrees that for a period of two (2) years commencing on the Closing Date, Seller will not, and will cause its Subsidiaries not to, without the express written approval of a Buyer Party, (x) engage, directly or indirectly, in a Competing Business, (y) acquire beneficial ownership of more than ten percent (10%) of the outstanding equity of any Business Competitor or (z) solicit any customers of the Business as of the Closing Date with respect to the sale or provision to such customers of Covered Software specifically designed for or marketed specifically or predominantly to distribution businesses in the Hard Goods Vertical. For purposes of this Section 5.17: “Business Competitor” shall mean any Person that derived more than twenty-five percent (25%) of its consolidated revenues or net income from a Competing Business during the four fiscal quarters prior to Seller’s or its Subsidiaries’ entering into an agreement providing for the acquisition of beneficial ownership in such Person. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be precluded from acquiring and holding (i) a beneficial ownership interest of no more than ten percent (10%) of the equity of any other Person; (ii) any direct or indirect equity or other ownership or participation interest representing a majority of the voting securities or partnership interests, or carrying the right to designate a majority of the board of directors or other governing body, of any Person if at the time of the acquisition thereof such Person’s Competing Business accounts for less than twenty-five percent (25%) of each Relevant Person’s (as defined below) consolidated revenues and less than twenty-five percent (25%) of each Relevant Person’s consolidated net income, during the most recent calendar quarter preceding the acquisition, provided that the Competing Business is divested or ceases to be conducted not later than one year after such acquisition; and (iii) any equity or other ownership or participation interest representing less than a majority of the voting securities or partnership interests (without any right to designate a majority of the directors or other governing body) of any entity or business that has as a part of its operations any Competing Business, provided that during the most recent calendar quarter preceding the acquisition of such interest, such Competing Business accounts for less than twenty-five percent (25%) of each Relevant Person’s consolidated revenues and less than twenty-five percent (25%) of each Relevant Person’s consolidated net income during the most recent calendar quarter. For purposes hereof, “Relevant Person” means (x) the Person in whom Seller or its Subsidiary acquires an equity or other ownership or participation in interest and (y) the Person (if any) that is not a Subsidiary of any other Person and with respect to which the entity identified in clause (x) is a Subsidiary. Seller acknowledges that Buyer would not enter into this Agreement without the protections provided in this Section 5.17 and agrees that the scope and duration of the restrictions set forth in this Section 5.17 are reasonable. If any court of competent jurisdiction declares any provision of this Section 5.17 invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Section 5.17 is void or voidable, the court shall reform such provision to render the provision enforceable, but only to the extent necessary to render the provision enforceable and only in view of the Parties’ express desire that Buyer be protected to the greatest extent possible under Applicable Law from improper competition. The Parties acknowledge that money damages would be an inadequate remedy for any such breach of this Section 5.17. Therefore, in the event of a breach or threatened breach of this Section 5.17, Buyer or its respective successors or assigns may, in addition to other rights or remedies existing in their favor, apply to any court of competent jurisdiction for specific performance or other injunctive relief in order to enforce, or prevent any violation of, the provisions of this Section 5.17 without posting a bond or other security. Without limiting the rights of the Buyer Parties to seek specific performance or other injunctive relief at any time, to the extent Buyer believes that Seller is in breach of Section 5.17, Buyer will provide written notice to Seller of the operations of Seller that Buyer believes constitute a violation of Section 5.17 and a period of 30 days following receipt of such notice to resolve such alleged breach (“Resolution Period”). Such notice shall specify in reasonable detail the basis for such alleged breach. The senior management of the Parties, including each Party’s legal and business representatives, shall meet and attempt in good faith to negotiate a resolution of such dispute during the Resolution Period. If the parties are unable to resolve their dispute within the Resolution Period, the Buyer Parties shall be entitled to demand arbitration pursuant to Section 9.10. The activities of Seller pursuant to and permitted by any other Acquisition Documents or other agreement between the parties shall not constitute Competing Business nor otherwise violate the covenants and agreements of the parties in this Section 5.17.

     5.18 Non-Solicitation of Employees and Consultants.
     (a) Seller agrees that for a period of two (2) years from and after the Closing Date it and each of its Subsidiaries shall not, without the prior written consent of Buyer, directly or indirectly, solicit to hire any Transferred Employee. Seller agrees that for a period of one (1) year from and after the Closing Date, it and each of its Subsidiaries shall not, without the prior written consent of Buyer, hire any Business Employee who has received a Comparable Offer from any of the Buyer Parties or their Subsidiaries.
     (b) Notwithstanding the foregoing, the restrictions set forth in Section 5.18(a) shall not apply to solicitations made through bona fide public advertisements for employment placed by Seller or its representatives or the retention of search firms to assist in filling open job requisitions provided that such activities are not specifically targeted at the Business Employees who have received a Comparable Offer from any of the Buyer Parties or their Subsidiaries.
     5.19 Privacy Notification. Promptly after the Closing Date, the Buyer Parties or Seller will send a communication, the form and content of which will be agreed by the Parties, to all customers of the Business notifying them of the consummation of the sale of the Transferred Assets and Assumed Liabilities to Buyer. In addition, if Buyer intends to use customer information for purposes other than those necessary to provide services to such customers in accordance with the Assumed Contracts (e.g., marketing) (collectively, “Secondary Purposes”), the Buyer Parties shall (i) notify the customer (which notification may be included in an initial communication from Parent), and (ii) provide such customer with notice of Parent’s privacy policy, which policy shall include a description of how Parent uses or intends to use the customer information, including information regarding Parent’s practices with respect to sharing and disclosure of customer information with or to third parties. Such customer shall have the opportunity to opt out of (x) any further use of such customer’s information for Secondary Purposes and (y) any sharing or disclosure of such customer’s information with any third parties for Secondary Purposes. The communication will be sent with sufficient advance notice to enable the customer to opt out prior to any sharing or disclosure with or to any third parties of the customer’s information for Secondary Purposes. Nothing in this Section 5.19 shall prohibit the Buyer Parties from using or disclosing customer information required by legal requirements.
     5.20 Financing.
     (a) Seller Financing Assistance. Seller shall provide such reasonable cooperation in connection with the arrangement of the Debt Financing and any Alternative Financing (provided that the duties of Seller to cooperate with respect to any Alternative Financing shall not exceed those with respect to the Debt Financing) as may be reasonably requested by any of the Buyer Parties, including (i) reasonable participation in financing sources’ due diligence investigation in respect of the Business, the Transferred Assets and the Assumed Liabilities (which shall be limited to giving such financing sources access to the virtual due diligence data room to which Parent has access), (ii) furnishing the Buyer Parties and the financing sources with such unaudited financial and other material information regarding the Business, the Transferred Assets and the Assumed Liabilities as may be reasonably requested by the Buyer Parties as being necessary to consummate the Debt Financing, and (iii) using reasonable efforts to assist the Buyer Parties to satisfy all conditions precedent to the funding sources’ funding obligation set forth in the Debt Commitment Letter, to the extent the satisfaction of such conditions requires actions by, or cooperation of, the Seller or its Subsidiaries; provided, however, that none of Seller or any of its Subsidiaries shall be required to (A) pay any commitment or other fee or incur any liability in connection with the Debt Financing or (B) incur any other out-of-pocket cost or expense in connection with any action requested to be taken by Seller under this Section 5.20 that is not promptly reimbursed by the Buyer Parties prior to the Closing; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Subsidiaries. Parent shall, promptly upon request by Seller, reimburse Seller for all out-of-pocket costs incurred by Seller or any of its Subsidiaries in connection with such cooperation and the Buyer Parties shall indemnify and hold harmless Seller from and against any and all losses or damages suffered or incurred by it in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.
     (b) Buyer Parties. From the date of this Agreement until the Closing Date, the Buyer Parties shall take all actions reasonably necessary to consummate the Debt Financing, and/or such other financing as the Buyer Parties may seek to obtain for the purpose of fulfilling their obligation to consummate the transactions contemplated by this Agreement (an “Alternative Financing”) and shall not take any actions, other than communications with respect to the financial condition or results of operations of the Business, which could reasonably be expected (i) to cause Deutsche Bank Trust Company Americas or Deutsche Bank Securities Inc. to withdraw the Debt Commitment Letter or (ii) to give rise to the failure of the conditions to the Debt Financing or any Alternative Financing.
     5.21 Delivery of Audited Financial Statements. Seller shall deliver to Buyer as promptly as practicable but in no event later than July 31, 2007: the balance sheets of the Business as of July 31, 2005 and July 31, 2006, and the related statements of operations, invested equity and cash flows of the Business for the 12-month periods then-ended, respectively, audited by Ernst & Young (the “Audited Financial Statements”) and such audited financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.
ARTICLE VI
CONDITIONS TO CLOSING
     6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in writing):
     (a) Accuracy of Representations. Each of the representations and warranties of Seller contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct at and as of the Closing and those not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though made on the Closing other than representations and warranties which address matters only as of a certain date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, each on and as of such date), except (i) in each case, as reflected on the Disclosure Letter, and (ii) in any case other than Section 3.15(2), where the failure to be so correct would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) Performance Obligations by Seller. Seller shall have performed and satisfied in all material respects its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date.
     (c) No Violation. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority preventing the transactions contemplated hereby or the consummation of the Closing shall be in effect as of the Closing Date, and there shall be no pending actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to materially restrict, prohibit or condition the consummation of the Closing.
     (d) Acquisition Documents. Seller shall have executed and delivered to Buyer the Bill of Sale, the Assignment and Assumption Agreement and the Transition Services Agreement.
     (e) HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
     (f) Material Adverse Effect. No event, condition, circumstance, change, effect, occurrence, result or state of facts shall have occurred since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (g) Third-Party Consents. All consents and approvals of third parties set forth in Section 6.01(g) of the Disclosure Letter shall have been obtained.
     (h) Closing Certificate. The Seller shall have delivered to Buyer a certificate, executed by an executive officer of Seller, certifying that, to the knowledge of such executive officer, each of the conditions set forth in Sections 6.01(a), (b) and (g) has been satisfied.
     6.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:
     (a) Accuracy of Representations. Each of the representations and warranties of the Buyer Parties contained in this Agreement that are qualified as to materiality or Buyer Material Adverse Effect shall have been true and correct when made and shall be true and correct in at and as of the Closing and those not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though made on the Closing other than representations and warranties which address matters only as of a certain date (in which case such representations and warranties qualified as to materiality or Buyer Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, each on and as of such date) and except, in any case, where the failure to be so correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
     (b) Performance Obligations by the Buyer Parties. Each Buyer Party shall have performed and satisfied in all material respects its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date.
     (c) No Violation. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority preventing the transactions contemplated hereby or the consummation of the Closing shall be in effect as of the Closing Date, and there shall be no pending actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to materially restrict, prohibit or condition the consummation of the Closing.
     (d) Acquisition Documents. The Buyer Parties shall have executed and delivered to Seller the Assignment and Assumption Agreement and the Transition Services Agreement.
     (e) HSR Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
     (f) Buyer Material Adverse Effect. No event, condition, circumstance, change, effect, occurrence, result or state of facts shall have occurred since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.
     (g) Closing Certificate. Each Buyer Party shall have delivered to Seller a certificate, executed by an executive officer of each Buyer Party, certifying that, to the knowledge of such executive officer, each of the conditions set forth in Sections 6.02(a), (b) and (f) has been satisfied.
ARTICLE VII
INDEMNIFICATION
     7.01 General Survival. The representations and warranties of the Parties contained in this Agreement shall expire on the date that is 12 months after the Closing Date; provided, however, that the representations and warranties specified in Sections 3.02 (Authorization and Enforceability), 3.10 (Advisory Fees), 4.02 (Authorization and Enforceability) and 4.07 (Advisory Fees) (the “Fundamental Representations”) shall survive indefinitely, that the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive until the expiration of the statute of limitations applicable to any claim with respect to the Tax matters covered in Section 3.11 and that the representations and warranties set forth in Section 3.05 (Title to Personal Property) and the first sentence of Section 3.12(b) (relating to title to Transferred

Intellectual Property) (the “Title Representations”) shall expire on the date that is 18 months after the Closing Date. All covenants and agreements of the Parties set forth in this Agreement to be performed prior to the Closing, shall expire on the date that is twelve (12) months after the Closing Date and all covenants and agreements of the Parties set forth in this Agreement to be performed after the Closing Date shall survive pursuant to the terms set forth therein. Notwithstanding the foregoing, no Indemnitor shall have any liability whatsoever with respect to any such representations, warranties or covenants unless a Notice of Claim based on such representation, warranty or covenant shall have been delivered to the Indemnitor prior to the expiration of the survival period for such representation, warranty or covenant. If a Notice of Claim is properly asserted in writing prior to the expiration of the representation, warranty or covenant that is the basis of such claim, then such representation, warranty or covenant shall survive beyond the applicable survival date set forth above, but only for the purposes of the resolution of such claim.
     7.02 Indemnification.
     (a) Indemnification Provisions for Buyer. Subject to the provisions of Section 7.01, from and after the Closing Date, Buyer and its Affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by Seller from and against and in respect of any and all Losses incurred by any Buyer Indemnitee resulting from:
          (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any misrepresentation in the certificate delivered to Buyer pursuant to Section 6.01(h);
          (ii) any breach of any covenant or obligation of Seller contained in this Agreement; and
          (iii) any Excluded Liability.
     (b) Indemnification Provisions for Seller. Subject to the provisions of Section 7.01, from and after the Closing Date, Seller and its Affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by each of the Buyer Parties, jointly and severally, from and against and in respect of any and all Losses incurred by any Seller Indemnitee, resulting from:
          (i) any inaccuracy in or breach of any representation or warranty made by a Buyer Party in this Agreement or any misrepresentation in the certificate delivered to Seller pursuant to Section 6.02(g);
          (ii) any breach of any covenant or obligation of a Buyer Party contained in this Agreement;
          (iii) any Assumed Liability; and
          (iv) the matters identified in Section 7.02(b)(iv) of the Disclosure Letter.

For purposes of this Agreement, the term “Indemnitee” shall mean either Buyer Indemnitee or a Seller Indemnitee, as the case may be, and the term “Indemnitor” shall mean either the Buyer Parties or Seller, as the case may be.
     (c) No Buyer Indemnitee shall be entitled to indemnification for any Losses covered by Section 7.02(a)(i) and (ii) until the aggregate amount of all such Losses of the Buyer Indemnitees shall exceed $1,000,000 (the “Deductible”), at which time all such Losses incurred in excess of the Deductible shall be subject to indemnification by the Seller hereunder. The Deductible shall not apply to Losses incurred pursuant to any breach by Seller of a Fundamental Representation or any breach by Seller of its covenants and obligations set forth in Section 5.17.
     (d) Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Seller to Buyer Indemnitees for any Losses covered by Section 7.02(a)(i) and (ii) shall be limited to $10,000,000 (the “Cap”). The Cap shall not apply to Losses covered by Section 7.02(a)(iii), Losses that result from fraud or Losses incurred pursuant to any breach by Seller of a Title Representation or a Fundamental Representation; provided, however, that Seller’s maximum aggregate liability for Losses incurred pursuant to any breach by Seller of a Title Representation shall be limited to an amount equal to (x) $20,000,000, minus (y) any and all other Losses recovered by Buyer Indemnitees from Seller pursuant to this Article VII (other than Losses covered by Section 7.02(a)(iii)) (such result being the “Title Cap”); and provided, further, that Seller’s maximum aggregate liability for all indemnification claims hereunder shall not exceed the Purchase Price. For the avoidance of doubt, claims recovered up to the Cap, whether or not related to a Title Representation, shall be counted toward exhaustion of the Title Cap for claims related to a Title Representation, and claims recovered in respect of a Title Representation shall be counted toward exhaustion of the Cap (such that one or more Title Representation claims that together exceed the Cap would result in no indemnification being available for any other claims that may arise and that are subject to the Cap).
     (e) For purposes of this Agreement, the term, “Losses” means any and all judgments, settlements, claims, liabilities, losses, damages (excluding indirect, incidental, consequential, punitive, special or exemplary damages except as specifically set forth in Section 7.07), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses). Notwithstanding the above, Losses shall not include expenses incurred in connection with investigations unless a claim is made by a third party against the Indemnitee.
     (f) The amount of any Losses otherwise recoverable under this Section 7.02 shall be reduced by any amounts that the Indemnitees actually receive (net of costs of collection and increases in premiums demonstrably related to the subject matter of the claim) under insurance policies, the Parties hereby acknowledging and agreeing that prior to asserting any Indemnification Claim, the Indemnitee must first seek reimbursement for any and all Losses from any applicable insurance coverage (and that any compensation provided under this Agreement is not to be deemed insurance for any purpose); provided, however, that nothing contained herein shall give rise by itself to an obligation by any Party to carry any insurance coverage, other than as may be required by the terms of this Agreement.

     (g) For purposes of the indemnification provided in this Section 7.02 only, in determining whether a breach of any representation or warranty in this Agreement has occurred (other than determining whether a breach of the representations and warranties set forth in the second sentence of Section 3.12(d) has occurred) and the amount of any Losses arising out of, relating to or resulting from any such breach, the representations and warranties of Seller and the Buyer Parties, as the case may be, shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Material Adverse Effect” or any other derivative of the word “material”.
     7.03 Manner of Indemnification.
     (a) Each indemnification claim shall be made only in accordance with this Article VII.
     (b) If an Indemnitee wishes to make a claim for Losses under Article VII of this Agreement, Indemnitee shall deliver a written notice (a “Notice of Claim”) to the applicable Indemnitor promptly after becoming aware of the facts giving rise to such claim. The Notice of Claim shall state in reasonable detail (i) to the extent reasonably practicable, the estimated Losses incurred or suffered (which amount may be the amount of Losses claimed by a third party and shall not limit the Losses to be indemnified) and (ii) the facts, circumstances or events giving rise to the alleged Losses based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant, if any, (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint, if any. No delay or failure on the part of the Indemnitee to so notify the Indemnitor shall relieve the Indemnitor of any liability or obligation hereunder except to the extent Indemnitor is prejudiced by such failure.
     7.04 Procedures for Indemnification – Third-Party Actions.
     (a) If an Indemnitee becomes aware of a claim of a third party (including for all purposes of this Section 7.04, any Governmental Authority) (a “Third Party Action”) that will result in a claim by it against Indemnitor, Indemnitee shall notify Indemnitor of such claim as promptly as practicable by delivery of a Notice of Claim in the form required by Section 7.03(b). Indemnitor shall have the right to assume and conduct the defense of such claim by providing written notice thereof to the Indemnitee within 20 Business Days following receipt of the Notice of Claim; provided, however, that Indemnitor may not assume control of the defense of any Third Party Action (x) involving criminal liability of the Indemnitee or (y) if the aggregate potential Losses in respect of such claim and all claims previously made by the Indemnitor exceed the limits on indemnification set forth in Section 7.02(d). If the Indemnitor assumes the defense of a Third Party Action, it shall conduct such defense in a commercially reasonable manner, and to the extent it fails to do so the Indemnitee shall have the right to elect to assume such defense. No compromise or settlement of such Third Party Action may be effected by the Indemnitor without the Indemnitee’s consent (which may not be unreasonably withheld, delayed or conditioned), unless: (a) there is no finding or admission of any violation of any Applicable Law or the rights of any other Person by any Indemnitee; (b) the sole relief is monetary damages that Indemnitor shall have paid or caused to be paid in full; and (c) the Indemnitee is unconditionally released from any liability arising from such Third Party Action. If Indemnitor elects to control the defense of a

Third Party Action in accordance with the provisions hereof, Indemnitee shall be entitled to participate in (but not control) the defense of such Third Party Action, with its own counsel and at its own expense. Indemnitee shall cooperate reasonably with Indemnitor (at the expense of Indemnitor) in the defense of such Third Party Action. If Indemnitor does not assume the defense of such Third Party Action in accordance with the provisions hereof, Indemnitee may defend such Third Party Action in a commercially reasonable manner and may settle such Third Party Action; provided, however, that no compromise or settlement of such Third Party Action may be effected by the Indemnitee without the Indemnitor’s consent (which may not be unreasonably withheld, delayed or conditioned), unless: (a) there is no finding or admission of any violation of any Applicable Law or the rights of any other Person by any Indemnitor; (b) the sole relief is monetary damages that Indemnitee shall have paid or caused to be paid in full; and (c) the Indemnitor is unconditionally released from any liability arising from such Third Party Action.
     (b) The Party controlling the defense of such Third Party Action (the “Controlling Party”) shall keep the non-Controlling Party reasonably advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-Controlling Party with respect thereto. The non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action.
     (c) The fees and expenses of counsel to the Indemnitee with respect to a Third Party Action shall be considered Losses for purposes of this Agreement if (i) the Indemnitee controls the defense of such Third Party Action pursuant to the terms of this Section 7.04 or (ii) the Indemnitor assumes control of such defense and in the reasonable opinion of counsel for the Indemnitee, the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such Third Party Action; provided that this shall apply only to one counsel to the Indemnitee.
     7.05 Procedure for Indemnification – Other Claims. Following receipt by an Indemnitor of a Notice of Claim that does not relate to a Third Party Action, the Parties’ legal and business representatives shall promptly meet to agree on the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and amounts agreed upon shall be promptly paid. Any dispute between the Parties which is not resolved within 30 Business Days following receipt of the Notice of Claim shall be resolved in accordance with Section 9.10 and the other applicable provisions of this Agreement.
     7.06 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except with respect to claims of fraud, the provisions of this Article VII shall be the sole and exclusive remedy for monetary damages of the Indemnitees from and after the Closing Date for any Losses arising under this Agreement or relating to the transactions contemplated by this Agreement, including claims of breach of any representation, warranty or covenant in this

Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief.
     7.07 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Acquisition Document, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential, punitive, special, indirect or exemplary damages, including loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; provided that Losses arising from Third Party Actions that include any of the foregoing types of damages shall not be limited by this Section 7.07.
     7.08 Effect on Purchase Price. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
ARTICLE VIII
TERMINATION
     8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the Parties;
     (b) by either Buyer or Seller upon written notice given to the other Party if the Closing shall not have taken place on or before the close of business on September 14, 2007 (or such later date as the Parties have agreed to in writing) (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose failure to fulfill any of its obligations contained in this Agreement has been a material cause of the failure of the Closing to have occurred on or prior to the Termination Date;
     (c) by Buyer, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties on the part of Seller set forth in this Agreement, which breach (i) would give rise to the failure of the conditions set forth in Sections 6.01(a) or 6.01(b) hereof, (ii) cannot be or has not been cured within thirty (30) days following the receipt by Seller of notice of such breach from Buyer and (iii) has not been waived by Buyer;
     (d) by Seller, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties on the part of either of the Buyer Parties set forth in this Agreement, which breach (i) would give rise to the failure of the conditions set forth in Sections 6.02(a) or 6.02(b) hereof, (ii) cannot be or has not been cured within thirty (30) days following the receipt by the Buyer Parties of notice of such breach from Seller and (iii) has not been waived by Seller;

     (e) by Buyer, if there shall have occurred a Material Adverse Effect which cannot be or has not been cured within thirty (30) days following the receipt by Seller of notice thereof from Buyer;
     (f) by Seller, if there shall have occurred a Buyer Material Adverse Effect which cannot be or has not been cured within thirty (30) days following the receipt by Buyer of notice thereof from Seller;
     (g) by any Party if the waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall not have expired or been terminated prior to the Termination Date; or
     (h) by any Party, if any Applicable Law shall be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either Party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.
     The Party desiring to terminate this Agreement pursuant to clauses (b) through (h) shall deliver to the other Parties a written notice stating that such Party is terminating the Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement.
     8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, all obligations of the Parties hereunder (except for this Section 8.02 and Sections 5.03 (Confidentiality), 5.08 (Public Announcements), 9.01 (Notices), 9.02 (Amendments; Waivers), 9.03 (Expenses), 9.04 (Successors and Assigns), 9.05 (Governing Law), 9.07 (Entire Agreement), 9.08 (Captions), 9.09 (Severability), 9.10 (Dispute Resolution), 9.11 (Submission to Jurisdiction; Waiver of Jury Trial), 9.12 (Meaning of Certain Phrases), 9.14 (Specific Performance) and 9.15 (No Presumption Against Drafting Party)), shall terminate without liability of any Party to the other Party, except as provided in the following sentence. Nothing contained in this Section 8.02 shall relieve any Party of liability for any breach of any covenant contained in this Agreement that occurred prior to the date of termination of this Agreement. The representations and warranties made herein shall not survive beyond a termination of this Agreement and no Party shall have any liability for breach of any representation or warranty upon a termination of this Agreement prior to the Closing.
ARTICLE IX
MISCELLANEOUS
     9.01 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received, (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:
if to Seller, to:

Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
Attention: General Counsel
Telephone: (650) 944-6000
Fax: (650) 944-6622
with a copy to:
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attention: Joseph M. Barbeau, Esq.
Telephone: (650) 849-5394
Fax: (650) 849-5333
if to Buyer or Parent, to:

Activant Solutions Inc.
7683 Southfront Road
Livermore, CA 94551
Attention: Chief Executive Officer
                 General Counsel
Telephone: (925) 606-2825
Fax: (925) 373-2075
with a copy to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention: Chad Skinner
Telephone: (650) 251-5125
Fax: (650) 251-5002
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request,

demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is received by the individual for whom it is intended.
     9.02 Amendments; Waivers.
     (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.
     (b) No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     9.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense.
     9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party; provided, however that, each of the Parties may assign its rights under this Agreement in whole or in part (i) to any Affiliate, (ii) by operation of law or (iii) in connection with the merger consolidation or sale of all or substantially all of the assets of their respective businesses or, in the case of the Buyer Parties, the business in which the Buyer Parties use the Transferred Assets; and provided, further that each of Buyer Parties may so assign its rights collaterally to any entity providing financing to the Buyer Parties. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.
     9.05 Governing Law. This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies arising hereunder shall be governed by the internal laws of the State of California without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.
     9.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

     9.07 Entire Agreement. This Agreement (including the Schedules and Exhibits), the Disclosure Letter, the other Acquisition Documents (including any schedules and exhibits thereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder other than as expressly provided in Article VII hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or such other documents, and no Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.
     9.08 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article, Section, Exhibit or Schedule are references to an Article, Section, Exhibit or Schedule of this Agreement, unless otherwise specified, and include all subparts thereof.
     9.09 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.
     9.10 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall be settled by binding arbitration administered by a single arbitrator from JAMS, according to its Streamlined Arbitration Rules and Procedures then in effect. The Federal Arbitration Act shall apply to any questions of arbitrability; the arbitrator shall apply California law to all other matters. The arbitration shall be conducted in Santa Clara County, California. The decision of the arbitrator shall be final and unappealable, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary, any party to the arbitration may at any time seek injunctions or other forms of equitable relief from any court of competent jurisdiction.
     9.11 Submission to Jurisdiction; Waiver of Jury Trial.
     (a) With respect to disputes which are not subject to arbitration under Section 9.10, each of the Parties irrevocably agrees that any Legal Action arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined in any California State or federal court sitting in Santa Clara County, California (or, if such court lacks subject matter jurisdiction, in any appropriate California or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Action arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Legal Action relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the Legal Action in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     9.12 Meaning of Certain Phrases. Whenever in this Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. Whenever in this Agreement the term “ordinary course” and “ordinary course of business” is used, it shall be deemed to mean the ordinary course of business consistent with past practice.
     9.13 Disclosure Letter. The disclosure of any information in any section of the Disclosure Letter shall be deemed to constitute the disclosure of such information in all other sections of the Disclosure Letter where the applicability of such disclosure to such sections is readily apparent.
     9.14 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, may cause irreparable injury to the other Parties, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which a Party is entitled at law or in equity.
     9.15 No Presumption Against Drafting Party. Each Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

INTUIT INC., a Delaware corporation

By:	/s/ Alex Lintner

Name: Alex Lintner
Title: Sr. Vice President, Strategy and Corporate Development

BUYER:

GREENLAND HOLDING CORP.
a Delaware corporation

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi
Title: President

PARENT:

ACTIVANT SOLUTIONS INC.
a Delaware corporation

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi
Title: President and CEO
[Signature Page to Asset Purchase Agreement]

EXHIBIT 1.01A
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement, dated ___ ___, 2007, is made by and between Intuit Inc. (the “Assignor”), a Delaware corporation and Greenland Holding Corp. (the “Assignee”), a Delaware corporation and wholly-owned subsidiary of Activant Solutions Inc. (“Parent”), a Delaware corporation.
RECITALS
     A. Assignor, Parent and the Assignee have entered into that certain Asset Purchase Agreement, dated as of July ___, 2007 (the “Agreement”), pursuant to which Assignor has agreed to transfer, and Assignee has agreed to acquire, certain of the assets of the Assignor, all as more specifically set forth in the Agreement.
     B. Pursuant to the Agreement, Assignor has agreed to assign, and Assignee has agreed to assume, certain of the rights and obligations of Assignor.
     C. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. From and after the date hereof, Assignee agrees to observe, pay, perform, fulfill and discharge, and assume and agree to be bound by the Assumed Liabilities.
     2. Assignor hereby contributes, conveys, transfers and assigns to Assignee all of Assignor’s rights, duties and obligations under the Assumed Liabilities.
     3. Except as set forth herein and as expressly provided in the Agreement, Assignee shall not assume, and shall not be obligated to pay, discharge, perform or otherwise satisfy, any obligation, debt, or liability, contingent or otherwise, of Assignor (including the Excluded Liabilities).
     4. Assignor and Assignee shall each execute, acknowledge (if appropriate) and deliver, or cause the execution, acknowledgment and delivery of, such further documents and instruments as may reasonably be requested by the other party hereto to implement the purposes of this Assignment and Assumption Agreement.
     5. This Assignment and Assumption Agreement shall be construed in accordance with and this Assignment and Assumption Agreement and any disputes or controversies arising hereunder shall be governed by the internal laws of the State of California without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.
     6. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives and permitted assigns. No party may transfer or assign either this Assignment and Assumption Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other party; provided, however that, each of the parties may assign its rights under this Assignment and Assumption Agreement in whole or in part (i) to any Affiliate, (ii) by operation of law or (iii) in connection with the merger consolidation or sale of all or substantially all of the assets of their respective businesses or, in the case of Assignee, the business in which Assignee and Parent use the Transferred Assets. No such transfer or assignment shall relieve the transferring or assigning party of its obligations hereunder if such transferee or assignee does not perform such obligations.
     7. This Assignment and Assumption Agreement is executed and delivered pursuant to the Agreement, and shall be governed by and interpreted in accordance with the Agreement.
     8. This Assignment and Assumption Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Assignment and Assumption Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ASSIGNEE: GREENLAND HOLDING CORP., a Delaware corporation
By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

ASSIGNOR: INTUIT INC. a Delaware corporation
By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

EXHIBIT 1.01B
BILL OF SALE
     Intuit Inc., a Delaware corporation (“Seller”), for good and valuable consideration, pursuant to the Asset Purchase Agreement (the “Agreement”), dated as of July ___, 2007, by and between Seller, Activant Solutions Inc., a Delaware Corporation (“Parent”), and Greenland Holding Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), has agreed to transfer, assign and convey to Buyer, and by this Bill of Sale does hereby transfer, assign and convey to Buyer, all of Seller’s right, title and interest in and to all of assets set forth on Exhibit A hereto (the “Transferred Assets”) free and clear of all Liens other than Permitted Liens,
     TO HAVE AND TO HOLD the Transferred Assets unto Buyer and its successors and permitted assigns, to and for their use and benefit, forever,
     AND Seller hereby covenants with Buyer and its successors and permitted assigns that, from time to time after the date hereof, Seller will execute and deliver to Buyer such instruments of transfer, conveyance and assignment, consents, assurances, and other instruments as may reasonably be requested by Buyer in order to vest in Buyer all of Seller’s right, title and interest in and to the Transferred Assets and carry out the purpose and intent of this Bill of Sale and the Agreement.
     This Bill of Sale is executed and delivered pursuant to the Agreement and shall be governed and interpreted according to the terms thereof. Capitalized terms used herein and in Exhibit A hereto without definition shall have the meaning assigned those terms in the Agreement.
     This Bill of Sale shall be construed in accordance with and this Bill of Sale and any disputes or controversies arising hereunder shall be governed by the internal laws of the State of California without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of ___, 2007.

SELLER: INTUIT INC. a Delaware corporation
By:
Name:
Title:

Signature Page to Bill of Sale

Exhibit A
Transferred Assets
     (a) all collateral materials, brochures, manuals, promotional materials, sales materials, display materials and product information materials related exclusively to the Business;
     (b) all of the Equipment (including those items listed on Section 2.01(b) of the Disclosure Letter);
     (c) all Contracts that are exclusively related to the Business and are currently used in the operation of the Business, including the Contracts listed on Section 2.01(c) of the Disclosure Letter (“Assumed Contracts”);
     (d) the real estate leases, subleases, unattached trade fixtures and leasehold improvements for Leased Real Property that are listed on Section 2.01(d) of the Disclosure Letter;
     (e) the Transferred Domain Names;
     (f) the Transferred Trade Secrets;
     (g) the Transferred Copyrights;
     (h) the Transferred Trademarks and associated goodwill;
     (i) all Permits used exclusively in the Business and not otherwise required or used by Seller or its Subsidiaries outside of the Business, but only to the extent transferable or assignable without additional cost to Seller or its Subsidiaries (other than nominal administrative filing fees which shall be paid by Seller);
     (j) all Accounts Receivable;
     (k) all Seller Deposits associated with Assumed Contracts or other Transferred Assets, or related to other Assumed Liabilities;
     (l) all Prepayments associated with Assumed Contracts or other Transferred Assets, or related to other Assumed Liabilities, subject to the proration provisions of Section 5.10(a) of the Agreement;
     (m) all lists of current customers, suppliers, resellers and material vendors of the Business and all maintenance, service and support records for such current customers;

     (n) all causes of action, claims, demands, rights (including rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors) and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches occurring on or prior to the Closing Date which relate exclusively to the Business, Transferred Assets or Assumed Liabilities, exclusive of causes of action, claims and rights which Seller may have under any insurance contracts or policies insuring the Transferred Assets;
     (o) all Inventory;
     (p) all confidentiality, nondisclosure and assignment of invention agreements entered into by Seller or any of its Subsidiaries with any Person other than current or former employees of the Business and relating exclusively to the Transferred Assets or the Assumed Liabilities and other than confidentiality and similar agreements entered into by Seller relating to a potential sale of the Business, the Transferred Assets or the Assumed Liabilities;
     (q) all marketing documents, business records, customer maintenance, service and support records, programmer logs and correspondence, in whatever form (electronic, written or otherwise) related exclusively to the Business, the Transferred Assets or the Assumed Liabilities; provided that such books and records shall expressly not include documents, materials or information which are subject to attorney-client, work product or similar privilege or which were prepared in connection with the transactions contemplated by this Agreement or the sale of the Business, the Transferred Assets or the Assumed Liabilities (other than copies of the Unaudited Financial Statements and the Audited Financial Statements); and provided, further, that, subject to Section 5.03(b) of the Agreement, Seller shall be permitted, but shall not be obligated, to retain copies of all such books and records which are Transferred Assets;
     (r) all Software owned by Seller that (i) is embodied in the Products or (ii) used exclusively in the Business;
     (s) all Intellectual Property rights embedded in, and all Software owned by Seller embodied in, the Legacy Products and the New Products;
     (t) personnel records for each Transferred Employee who consents to the transfer of such personnel records;
     (u) (i) copies of the Unaudited Financial Statements and the Audited Financial Statements and (ii) financial records related exclusively to the Business, the Transferred Assets or the Assumed Liabilities that in the ordinary course of business as of the date hereof are located at the Leased Real Property; provided that subject to Section 5.03(b) of the Agreement, Seller shall be permitted, but shall not be obligated, to retain copies of all such records;
     (v) all of the assets specifically identified on Section 2.01(v) of the Disclosure Letter; and

     (w) all of Seller’s goodwill in, and going concern value of, the Business and the Transferred Assets.

EXHIBIT 1.01C
FORM OF
TRANSITION SERVICES AGREEMENT
          This Transition Services Agreement (together with Annexes A and B hereto the “TS Agreement”), dated as of the Closing Date, ___ 2007, is by and between Intuit Inc., a Delaware corporation (“Seller”), and Activant Solutions Inc., a Delaware corporation (“Parent”) and Greenland Holding Corp., a Delaware corporation (the “Buyer” and, together with Parent, the “Buyer Parties”). The Seller and the Buyer Parties are sometimes referred to as the “Parties” and each individually as a “Party”.
W I T N E S S E T H :
          WHEREAS, Seller, Parent and Buyer have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of the date hereof (the “Signing Date”), pursuant to which, among other things, Buyer will acquire all of the Transferred Assets (as defined in the Asset Purchase Agreement) and assume certain liabilities, all on the terms and conditions set forth in the Asset Purchase Agreement; and to induce Buyer to enter into the Asset Purchase Agreement, Seller has agreed to continue to provide and to cause its Subsidiaries to continue to provide to the Buyer Parties and their respective subsidiaries and/or assigns under the Asset Purchase Agreement certain transition services which are necessary on a temporary basis for the continuation of the Business by Buyer, which services are of the type provided by Seller and its Subsidiaries in respect of the Business and the Transferred Assets during the year preceding the date of this TS Agreement and of a quality at least as good as that previously provided by Seller and its Subsidiaries during such period, at costs consistent with the terms of this TS Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:
     1. Services Provided.
          (a) During the period commencing on the Closing Date and ending in accordance with the terms of Section 12 (a) below (the “Transition Period”), and subject to the terms of this TS Agreement, Seller shall provide to the Buyer Parties, or at Seller’s option shall cause one or more of its Affiliates or, subject to Buyer’s consent, a third party, to provide to the Buyer Parties and/or their subsidiaries or assigns, certain services and functions described in Annex A to this TS Agreement (each a “Transition Service” and collectively, the “Transition Services”). If any additional services are required, Seller and Buyer shall negotiate in good faith for the provision of any such additional services similar in nature to the Transition Services that the Parties reasonably require for an orderly transition following the Closing Date (“Additional Services”), and Annex A shall be amended and such Additional Services shall be deemed to be Transition Services for purposes of this TS Agreement.
          (b) The Buyer Parties shall make a commercially reasonable and good faith effort to assume performance of all of the Transition Services as soon as practicable and for each

Transition Service on or prior to the target termination date specified for such Transition Services in Annex A.
          (c) It is assumed that all Transition Services provided hereunder will be terminated on or before the Termination Date. Seller shall be under no obligation to provide any Services to the Buyer Parties after the Termination Date, except to the extent agreed in writing by Seller and the Buyer Parties.
          (d) Between the date hereof and thirty (30) days after the Closing, Seller shall use its commercially reasonable efforts to (i) identify each Transition Service that in Seller’s reasonable discretion, Seller cannot provide because such provision would breach the terms of any existing Contract between Seller and any third party and (ii) if appropriate, assist the Buyer Parties in obtaining the benefits of any such Contract (including assisting the Buyer in obtaining any third party consents necessary for the performance of the Transition Services) or obtaining replacement or substitute agreements that would permit Seller to lawfully perform each such Transition Service. If Seller is still unable to provide such Transition Services, the Parties will negotiate in good faith to determine alternate Transition Services to replace such Transition Service.
     2. Fees.
          (a) Fees. Buyer shall pay the fee specified in Annex A (each a “Fee” and collectively, the “Fees”) for each Transition Service in accordance with this Section 2. The fees shall also include as applicable (for the avoidance of doubt, it is understood that none of the following fees shall include Seller overhead):
               (i) any additional or increased out-of-pocket third party fees, direct or indirect costs or expenses incurred by Seller in connection with providing a Transition Service that result from a change in either Party’s business operations, infrastructure or conduct of business, provided that Seller notifies Buyer at least ten (10) business days in advance of the amount of any such increase;
               (ii) any additional or increased out-of-pocket third party fees, direct or indirect costs or expenses (“Additional Fees”) incurred by Seller in connection with providing a Transition Service that results from an amendment to or modification of a Contract; provided, however, Seller shall notify Buyer at least ten (10) business days prior to any such amendments or modifications; and
               (iii) all applicable federal, state and local stamp, sales, use, privilege, service or excise taxes paid or payable by Seller in connection with providing the Transition Services.
          (b) Fees for Additional Services. If the Parties negotiate any Additional Services pursuant to Section 1(a) of this TS Agreement, then the Parties shall also negotiate in good faith the fees to be paid for such Additional Services (it being understood that in no event shall such fees exceed Seller’s out-of-pocket cost of providing such Additional Services, together with any of the other fees set forth in Section 2(a)). Upon reaching an agreement on such fees and prior to any Additional Services being rendered by Seller, the parties shall amend Annex A

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to reflect the agreed upon fees and such fees shall be deemed to be “Fees” for purposes of this TS Agreement.
          (c) Payment. No later than fifteen (15) days after the end of each calendar month, Seller will deliver to Buyer a detailed invoice setting forth the Fee charged for each Transition Service. Payments shall be due and payable within forty-five (45) days after receipt of each such invoice; provided, however, if in the course of providing any Transition Services, Seller is required by a third party to make a payment in advance of the services rendered by such third party, Buyer shall pay the applicable amount to Seller on or before the date Seller must make the payment; provided Seller provides to Buyer at least five (5) days prior written notice of such payment date.
          (d) Audit Rights. The Buyer Parties shall have the right, at reasonable times and on reasonable notice, to audit the books and records of Seller solely with respect to the Fees and to ensure compliance with this TS Agreement for a period of one (1) year after the termination of this TS Agreement. Such audits may be performed by the employees, independent accounting firm or other designated representative of the Buyer Parties (including internal auditing personnel) at its sole cost and expense. Seller shall, at the Buyer Parties’ expense, fully cooperate with the Buyer Parties’ representatives to accomplish the audit as expeditiously as possible.
          (e) Books and Records. Each Party shall maintain all relevant books and records in connection with the provision of the Transition Services for a period of one (1) year after the termination of this TS Agreement. Upon reasonable notice from the other Party each Party shall make available for inspection and copy by such other Party’s agents such information, books and records during reasonable business hours.
     3. Representatives. Seller and Buyer each shall (i) designate an appropriate point of contact for all questions and issues relating to the Transition Services during the term of this TS Agreement (“Transition Managers”). The Transition Manager for Seller will be Kristina McLaughlan, and the Transition Manager for Buyer will be Peter Donnelly. Except in the case of death, disability, sudden termination or resignation of an existing Transition Manager, prior to replacing a Transition Manager, Seller will secure a replacement and use reasonable efforts to ensure such replacement works with the departing Transition Manager for a reasonable period of time to ensure an adequate knowledge transfer. Seller will use reasonable efforts to ensure any replacement Seller Transition Manager shall have a comparable level of authority and responsibility and experience relating to the Transition Services as the Transition Manager being replaced.
     4. Performance Standard. Seller shall maintain sufficient resources to perform its obligations hereunder. In performing the Transition Services, Seller and its Subsidiaries shall provide, or ensure that any third party will provide, at least the same level of service and use at least the same degree of care as its personnel provided and used in providing the Transition Services during the one (1) year period prior to the Signing Date (including using its reasonable efforts to provide the Transition Services using the same employees that have provided such Transition Services on behalf of the Business prior to the Signing Date, and if such employees are not available, to assign other qualified employees to provide the Transition Services), and shall exercise at least the same care and skill as it exercises in performing similar services for

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itself, unless Seller and Buyer mutually agree to a different level of service. In providing the Transition Services, Seller may, with Buyer’s prior written consent, employ the services of third parties to the extent that such third party services (i) were routinely utilized prior to the Closing Date to provide such services to Seller or (ii) are reasonably necessary to the efficient performance of any such Transition Services. Such third parties shall be subject to the same confidentiality obligations as Seller. All Transition Services shall be performed in substantial compliance with Applicable Law.
     5. Master Agreements. With respect to the Master Agreements set forth on Annex B to this TS Agreement, (i) Seller will take all commercially reasonable action necessary so that the services under the Master Agreements continue to be available to Buyer during the Transition Period on similar terms as they were provided immediately prior to the Closing Date, and (ii) Seller will provide Buyer with an introduction to the relevant contact persons at each of the respective Master Agreements providers for purposes of establishing a business arrangement between each such provider and Buyer.
     6. Security. During the Transition Period, the Buyer Parties shall be given access to Seller’s information technology infrastructure for applications. Said access shall be through secured controlled processes determined by Seller in consultation with Buyer. Those employees of the Buyer Parties and Seller having access to such infrastructure and applications and other shared systems may be required by Seller or Buyer, as the case may be, to enter into a customary non-disclosure agreement in connection with, and as a condition to, such access. Seller shall not transfer to the Buyer Parties, and the Buyer Parties shall have no rights in or access to, application software/systems source code associated with shared systems through which Seller is providing Transition Services to the Buyer Parties hereunder. The Buyer Parties shall not, through reverse engineering or any other technique or means attempt to access such source code and will use the application software/systems only for their intended use.
     7. Intellectual Property. This TS Agreement and the performance of the Transition Services hereunder will not affect the ownership of any property or Intellectual Property allocated in the Asset Purchase Agreement. Neither Party will gain, by virtue of this TS Agreement or the Transition Services hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property owned by the other.

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     8. Force Majeure; Reduction of Services. (a) Neither Party shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this TS Agreement to the extent such delay or failure results from events beyond the control of that Party, including but not limited to acts of God, acts or regulations of any Governmental Entity, war, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes or shortages of fuel. The Party claiming relief hereunder will notify the other Party in writing of the event causing non-performance. Neither Party shall be entitled to terminate this TS Agreement in respect of any such delay or failure resulting from any such event; provided however that such Party shall resume performance whenever such causes are removed.
     9. Representations and Warranties. Seller represents and warrants that it will perform the Transition Services in a professional and workmanlike manner. Upon Buyer’s written request, Seller shall pass through benefits of any express warranties received from third parties relating to the Transition Services, and shall (at Buyer’s expense) assist Buyer with any warranty claims related thereto.
     10. Limitation on Liability.
          (a) Except as provided in Section 9 above, all Transition Services will be provided without representation or warranty of any kind and Seller shall not have any liability to Buyer arising out of or relating to the provision of the Transition Services except for any liability arising from the gross negligence or willful misconduct of Seller. THE LIMITED WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE SERVICES OR PRODUCTS PROVIDED UNDER THIS TS AGREEMENT, THE PERFORMANCE OF MATERIALS OR PROCESSES DEVELOPED OR PROVIDED UNDER THIS TS AGREEMENT, OR AS TO THE RESULTS WHICH MAY BE OBTAINED THEREFROM, AND ALL IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABLITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.
          (b) SELLER’S AGGREGATE LIABILITY TO THE BUYER FOR DAMAGES ARISING FROM OR RELATING TO THIS TS AGREEMENT SHALL NOT EXCEED THE AGGREGATE FEES OWED BY BUYER TO SELLER PURSUANT TO THIS TS AGREEMENT. “DAMAGES” SHALL MEAN ANY DAMAGE, LOSS, LIABILITY AND EXPENSE (INCLUDING REASONABLE ATTORNEY’S FEES). TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY, ITS SUBSIDIARIES OR AFFILIATES BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) ARISING FROM OR RELATING TO THIS TS AGREEMENT REGARDLESS OF WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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     11. Dispute Resolution. In the event of any dispute between Seller and the Buyer Parties with respect to the provision of any Service pursuant to this TS Agreement, each of Seller and the Buyer Parties shall designate an employee or other representative as its representative to attempt to resolve the dispute and each such representative will use reasonable commercial efforts to resolve the dispute promptly. If the individuals designated by Seller and the Buyer Parties are unable to resolve the dispute promptly, the dispute will be submitted to a member of senior management of each Party. Such members of senior management will meet in person or by telephone conference at least once in the 10-day period following the submission of the dispute to them and will use commercially reasonable efforts to resolve the dispute promptly. If such members of senior management are unable to resolve the dispute within 15 days of the submission of the dispute to them, such dispute will be resolved in accordance with the procedures set forth in Section 9.10 of the Asset Purchase Agreement with respect to disputes arising out the Asset Purchase Agreement.
     12. Term and Termination.
          (a) Term. Subject to Section 8 above, this TS Agreement is effective beginning on the Closing Date and will terminate on the last to expire Transition Period set forth on Annex A with respect to the performance of any Transition Service, unless (i) terminated earlier as provided in this Agreement or (ii) extended by the Parties pursuant to an additional signed writing.
          (b) Termination.
               (i) Termination by Buyer. Buyer will have the right to terminate any or all of the Transition Services upon thirty (30) days’ written notice to Seller of those Transition Services to be terminated, provided that all Fees allocable to commitments or obligations reasonably incurred by Seller in the performance of such Transition Services prior to termination, and Fees allocable to non-cancelable commitments and obligations related to such Transition Services (which will in no event be more than 30 days), shall be due and payable to Seller in accordance with Section 2 of this TS Agreement.
               (ii) Failure to Pay Fees. If Buyer fails to make a payment specified in Section 2 and failure is not cured within ten (10) business days after notice from Seller specifying the default, Seller may terminate this TS Agreement upon further notice to Buyer.
               (iii) Termination following Breach. If either Party (hereafter called the “Defaulting Party”) is in material breach of a term of this TS Agreement, the other Party (hereinafter called the “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such breach and stating that the Non-Defaulting Party intends to terminate this TS Agreement if such breach is not cured within fifteen (15) days of such written notice. If any such breach so specified is not cured within such fifteen (15) day period, the Non-Defaulting Party may elect to immediately terminate this TS Agreement.
               (iv) Survival. Sections 2, 9, 10, 11, 12(b), and 13 through 24 will survive any expiration or termination of this TS Agreement.

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     13. Independent Contractor. The Parties hereto understand and agree that this TS Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this TS Agreement or otherwise, except as otherwise provided by the terms of the Asset Purchase Agreement, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (i) that Seller is an independent contractor with respect to Buyer in all respects, including the provision of the Transition Services, and (ii) that the Parties are not partners, joint venturers, employees or agents of or with each other.
     14. Confidentiality. Seller and Buyer shall keep confidential in accordance with the terms of the Asset Purchase Agreement all the proprietary or confidential information received from each other Party regarding the Transition Services, including any information received with respect to products of Buyer or Seller and to use such information only for purposes of providing the Transition Services.
     15. Beneficiary of Services; No Third Party Beneficiaries. This TS Agreement is for the sole benefit of the Parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third party beneficiary or otherwise. Seller and Buyer agree, and Buyer represents and warrants, that the Transition Services will be provided solely to, and will be used solely by, the Buyer Parties, their subsidiaries and assigns and, to the extent reasonably necessary and appropriate with respect to particular Transition Services, its suppliers, in each case only in connection with the Transferred Assets and the Assumed Liabilities. Buyer shall not resell or provide the Transition Services to any other Person, or permit the use of the Transition Services by any Person other than the Buyer Parties and their Subsidiaries and assigns.
     16. Entire Agreement. This TS Agreement (including any schedules, annexes and exhibits hereto), the Disclosure Letter, the Asset Purchase Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the Parties with respect to the subject matter of this TS Agreement. Neither this TS Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder other than as expressly provided in Article VII of the Asset Purchase Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this TS Agreement or such other documents, and no Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

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     17. Amendment; Waiver.
          (a) Any provision of this TS Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.
          (b) No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     18. Notices. All notices and other communications pursuant to this TS Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received, (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted:
     if to Seller:
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
Attention: General Counsel
Telephone: (650) 944-6000
Fax: (650) 944-6622
     with a copy to:
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attention: Joseph M. Barbeau, Esq.
Telephone: (650) 849-5394
Fax: (650) 849-5333

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     if to Buyer, to:
Activant Solutions Inc.
7683 Southfront Road
Livermore, CA 94551
Attention: Chief Executive Officer and General Counsel
Telephone: (925) 606-2825
Fax: (925) 373-2075
     with a copy to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention: Chad Skinner
Telephone: (650) 251-5125
Fax: (650) 251-5002
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is received by the individual for whom it is intended.
     19. Successors and Assigns. This TS Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party; provided, however that, each of the Parties may assign its rights under this Agreement in whole or in part (i) to any Affiliate, (ii) by operation of law or (iii) in connection with the merger consolidation or sale of all or substantially all of the assets of their respective businesses or, in the case of the Buyer Parties, the business in which the Buyer Parties use the Transferred Assets; and provided, further that each of Buyer Parties may so assign its rights collaterally to any entity providing financing to the Buyer Parties. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.
     20. Definitions and Rules of Construction.
          (a) Defined terms used in this TS Agreement have the meanings ascribed to them by definition in this TS Agreement or in the Asset Purchase Agreement.
          (b) Each Party acknowledges that each Party to this TS Agreement has been represented by counsel in connection with this TS Agreement and the transactions contemplated by this TS Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this TS Agreement against the drafting Party has no application and is expressly waived.

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          (c) Whenever in this TS Agreement the word “include” or “including” is used, it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. Whenever in this Agreement the term “ordinary course” and “ordinary course of business” is used, it shall be deemed to mean the ordinary course of business consistent with past practice.
          (d) As used in this TS Agreement, the plural shall include the singular and the singular shall include the plural.
     21. Counterparts; Effectiveness. This TS Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This TS Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. In the event of any conflict between the Asset Purchase Agreement and this TS Agreement, the Asset Purchase Agreement shall prevail.
     22. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article, Section, Exhibit, Annex or Schedule are references to an Article, Section, Exhibit, Annex or Schedule of this Agreement, unless otherwise specified, and include all subparts thereof.
     23. Severability. If any provision of this TS Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this TS Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this TS Agreement was executed or last amended.
     24. Governing Law. This TS Agreement shall be construed in accordance with and this TS Agreement and any disputes or controversies arising hereunder shall be governed by the internal laws of the State of California without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.
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10

IN WITNESS WHEREOF, the parties hereto have executed this TS Agreement as of the day and year first above written.

SELLER:

Intuit Inc., a Delaware corp.

By:

Name: Alex Lintner
Title: Sr. Vice President, Strategy and Corporate Development

BUYER:

Greenland Holding Corp., a Delaware corp.

By:

Name: Pervez Qureshi
Title: President

PARENT:

Activant Solutions Inc., a Delaware corp.

By:

Name: Pervez Qureshi
Title: President and CEO

Exhibit 2.07 — Purchase Price Adjustment Relating to Working Capital

	Target		Estimated	Price	Final	Final Price	Total Price
	Work Cap	Collar	Work Cap	Adjustment	Work Cap	Adjustment	Adjustment
2.07 d) iii)
A)	1.8	0.5	4.0	1.7	5.0	1.0	2.7
B)	1.8	0.5	2.0	0.0	4.0	1.7	1.7
C)	1.8	0.5	0.5	(0.8)	1.0	0.5	(0.3)
D)	1.8	0.5	0.5	(0.8)	4.0	2.5	1.7
E)	1.8	0.5	0.5	(0.8)	1.5	0.8	0.0
2.07 d) iv)
A)	1.8	0.5	1.0	(0.3)	0.5	(0.5)	(0.8)
B)	1.8	0.5	2.0	0.0	1.0	(0.3)	(0.3)
C)	1.8	0.5	3.0	0.7	2.5	(0.5)	0.2
D)	1.8	0.5	3.0	0.7	1.0	(1.0)	(0.3)
E)	1.8	0.5	3.0	0.7	2.0	(0.7)	0.0